MARKED TO SHOW CHANGES

     As filed with the Securities and Exchange Commission on July 6, 1998
                                                    Registration No. 333-56991
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                   ----------
                               AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                   ----------
                          TRANS WORLD AIRLINES, INC.

            (Exact name of registrant as specified in its charter)

   DELAWARE                        4512                           43-1145889
  (State of            (Primary Standard Industrial            (I.R.S. Employer
Incorporation)          Classification Code Number)          Identification No.)
                           One City Centre, 515
                             N. Sixth Street
                          St. Louis, Missouri
                                  63101
                              (314) 589-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)


          Gerald L. Gitner             ----------       Joseph P. Hadley, Esq.
Chairman and Chief Executive Officer   Copies to:       Davis Polk & Wardwell
One City Centre, 515 N. Sixth Street   ----------        450 Lexington Avenue
      St. Louis, Missouri 63101                        New York, New York 10017
           (314) 589-3000                                   (212) 450-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agents for Service)

               Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering. [ ]
               If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
==========================================================================================================================
                                                                Proposed Maximum       Proposed
                                                 Amount             Offering            Maximum               Amount of
         Title of Each Class of                   to be               Price        Aggregate Offering        Registration
       Securities to be Registered              Registered           Per Unit             Price                   Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share...   3,350,000 shares(1)     $10.44(2)          $34,974,000              $10,317
==========================================================================================================================

----------
(1) Estimated based upon $31,800,000 outstanding principal amount of Mandatory Conversion Equity Notes to be converted into Common Stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low reported sales prices on July 1, 1998.

               The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================


                                                                    PROSPECTUS
                           TRANS WORLD AIRLINES, INC.
                        3,350,000 SHARES OF COMMON STOCK
                                   ----------
               This Prospectus relates to 3,350,000 shares of common stock, $0.01 par value per share (the "Common Stock") of Trans World Airlines, Inc., a Delaware corporation ("TWA" or the "Company") which are issuable upon conversion of $31.8 million principal amount of the Company's Mandatory Conversion Equity Notes due 1999 (the "Equity Notes"). The Equity Notes were initially issued and delivered by TWA to First Security Bank, National Association, as owner trustee (the "Owner Trustee") under the trust agreement (the "Trust") dated as of January 24, 1995 between Seven Sixty Seven Leasing, Inc., the beneficiary named therein (the "Beneficiary") and the Owner Trustee, in partial payment of the aggregate purchase price of $75.0 million ($25.0 million per Aircraft) for three Boeing 767-231 ETOPS airframes and six associated engines (collectively, the "Aircraft"). See "Description of Equity Notes".

               The Common Stock issuable upon conversion of the Equity Notes may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees, or their successors (the "Selling Holders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "SEC" or the "Commission") pursuant to the Company's obligations under a registration rights agreement dated as of April 21, 1998 (the "Registration Rights Agreement") among the Company, the Owner Trustee and Lazard Freres & Co. LLC.

               The Common Stock issuable upon conversion of the Equity Notes may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution." If required, the names of any agents or underwriters involved in the sale of the Common Stock in respect of which this Prospectus is being delivered, along with any applicable agent's commission, dealer's purchase price or underwriter's discount, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). Furthermore, information concerning Selling Holders set forth herein may change from time to time, and the changes will be set forth in such a Prospectus Supplement.

               The Selling Holders will receive all of the net proceeds from the sale of the shares of the Common Stock issuable upon conversion of the Equity Notes and will pay any and all underwriting discounts and selling commissions applicable to the sale of such Common Stock. The Company is responsible for payment of all other expenses incident to the registration of such Common Stock.

               The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the securities offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them or purchases by them of such securities at a price less than the initial price to the public may be deemed to be underwriting commissions for discounts under the Securities Act.

               Pursuant to the Registration Rights Agreement, the Company has also agreed to pay certain fees and expenses incident to the registration of the Common Stock issuable upon conversion of the Equity Notes. It is estimated that the aggregate amount of fees and expenses payable by the Company in connection with the registration of the securities offered hereby will be approximately $123,526. The Company intends to keep the Registration Statement effective until the earlier of (i) the sale of all Common Stock covered by the Registration Statement and (ii) the expiration of two years after the date of the initial issuance of the Equity Notes on April 21, 1998, or, if the period applicable under Rule 144(k) under the Securities Act, or any successor provision, is shortened, such shorter period.

               The Company has listed the Common Stock issuable upon conversion of the Equity Notes on the ASE under the symbol "TWA." On July 1, 1998, the closing sale price on the American Stock Exchange ("ASE") for one share of the Common Stock was $10.44 per share.

               No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer of securities made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates. Neither the delivery of this Prospectus nor any sale of, or offer to sell, the securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's regional offices located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can also be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881, on which the Common Stock of the Company is listed. The Commission maintains a Web Site that contains reports, proxy statements and other materials that are filed through the Commission's Electronic Data Gathering Analysis and Retrieval System. This Web Site can be accessed at http://www.sec.gov. In addition, the Company has agreed, for so long as any of the securities offered hereby remain outstanding, to make available to any prospective purchaser or beneficial holder of such securities in connection with any sale thereof, the information required by subsection (d) of Rule 144A under the Securities Act ("Rule 144A"), until such time as the holders thereof have disposed of such securities pursuant to an effective registration statement filed by the Company.

               This Prospectus contains summaries believed to be accurate and complete in all material respects of material terms of certain agreements; however, in each such case, reference is made to the actual agreements (copies of which will be made available upon request to the Company) for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference.

               This Prospectus forms a part of the Registration Statement, including all amendments (including post-effective amendments) and exhibits thereto, which the Company has filed under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information otherwise set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as part thereof. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The Company hereby incorporates by reference in this Prospectus the following documents filed with the Commission pursuant to the requirements of the Exchange Act (File No. 001-07815): (i) the Company's Annual Report on Form 10-K (the "1997-10K") for the fiscal year ended December 31, 1997; (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998; (iii) the description of the Common Stock contained in the Company's Form 8-A dated August 1, 1995 filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description; and
(iv) the Company's Proxy Statement and Notice of Meeting related to the Annual Meeting of Stockholders held on May 19, 1998.

               All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company hereby undertakes to furnish without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Corporate Secretary of Trans World Airlines, Inc., One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101, telephone (314) 589-3285.

               PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" ON PAGE 6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   ----------
                  THE DATE OF THIS PROSPECTUS IS JULY 6, 1998.


                                   THE COMPANY

               TWA is the eighth largest U.S. air carrier (based on revenue passenger miles ("RPMs") for the full year 1997), whose primary business is transporting passengers, cargo and mail. During 1997, the Company carried approximately 23.4 million passengers and flew approximately 25.1 billion RPMs. As of March 31, 1998, TWA provided regularly scheduled jet service to 89 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of March 31, 1998, the Company operated a fleet of 181 jet aircraft.

               TWA's North American operations have a primarily domestic hub in St. Louis at Lambert International Airport ("St. Louis") and a domestic-international hub at New York's John F. Kennedy International Airport ("JFK"). TWA is the predominant carrier at St. Louis, with approximately 360 scheduled daily departures as of March 31, 1998 and approximately a 74.5% share of airline passenger enplanements in St. Louis for the full year 1997. Given its location in the center of the country, St. Louis is well-suited to function as an omni-directional hub for both north-south and east-west transcontinental traffic. Therefore, TWA believes it can offer more frequencies and connecting opportunities to many travelers in its key Midwestern markets than competing airlines.

               TWA's international operations are concentrated at JFK, from which TWA currently serves 26 domestic and international cities with approximately 40 daily departures. JFK is both the Company's and the industry's largest international gateway from North America. As of March 31, 1998, the Company offered non-stop flights from JFK to 8 cities in Europe and the Middle East as well as 17 destinations in the U.S. and the Caribbean. As described below, during 1997, the Company implemented certain steps to refocus and improve the operating and financial performance of its JFK operations.

               TWA is a Delaware corporation organized in 1978 and is the successor to the business of its predecessor corporation, Transcontinental & Western Air, Inc., originally formed in 1934. The Company's principal executive offices are located at One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101 and its telephone number is (314) 589-3000.


                                  THE OFFERING

               The Prospectus relates to 3,350,000 shares of Common Stock issuable upon conversion of the Equity Notes issued in connection with the purchase of the Aircraft. The Company will not receive any proceeds from this Offering.


                                  RISK FACTORS

               In addition to the other information appearing in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the securities offered hereby.

Risk Factors Related to the Company

               Substantial Indebtedness

               The Company is highly leveraged and has and will continue to have significant debt service obligations. As of March 31, 1998, the Company's ratio of long-term debt and capital leases (including current maturities, but net of unamortized discounts) to shareholders' equity was 5.39 to 1. As of March 31, 1998, after giving effect to the issuance of the Company's 11 3/8% Senior Secured Notes due 2003 and the Equity Notes, the issuance on June 16, 1998 of the Company's 10 1/4% Senior Secured Notes due 2003 (the "June Secured Notes") and the 10 1/4% Mandatory Conversion Equity Notes due 1999 (the "June Equity Notes") and the conversion into Common Stock of the Equity Notes and the June Equity Notes on the date hereof, the aggregate principal amount of the Company's total outstanding indebtedness would be $1,204.9 million ($1,173.8 million net of unamortized discounts), and the ratio of such long-term debt and capital leases (including current maturities, but net of unamortized discounts) to stockholders' equity would have been 4.68 to 1. TWA's estimated minimum payment obligations under noncancellable operating leases in effect at March 31, 1998 were approximately $284.1 million for 1998 and approximately $3,346.0 million for periods thereafter. These amounts exclude payment obligations of the Company that will arise from financing arrangements relating to the 24 MD-83 aircraft. Over the last several years, the Company's earnings have not been sufficient to cover fixed charges. The Company's earnings were not sufficient to cover fixed charges by $80.6 million and $105.7 million for the three months ended March 31, 1998 and 1997, respectively, $94.1 million for the year ended December 31, 1997, $280.0 million for the year ended December 31, 1996, $32.3 million for the four months ended December 31, 1995, $338.3 million for the eight months ended August 31, 1995, $435.0 million for the year ended December 31, 1994, $88.4 million for the two months ended December 31, 1993 and $364.7 million for the ten months ended October 31, 1993. See "Selected Consolidated Financial Data."

               The degree to which the Company is leveraged could have important consequences to holders of the Common Stock, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on the Company's existing indebtedness;
(iii) the Company is placed at a relative competitive disadvantage to its less highly leveraged competitors and is more vulnerable to economic downturns; and
(iv) such indebtedness contains restrictive and other covenants, which, if not complied with, may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company (including, under certain circumstances, a cross-default of other debt).

               Capital Expenditure Requirements

               The Company's capital expenditures for 1998 are currently anticipated to total approximately $90.4 million compared to capital expenditures totaling approximately $100.1 million for 1997. The Company's capital expenditures budget for 1998 includes $60.0 million for flight equipment related expenditures (including pre-delivery deposits for aircraft and the purchase of aircraft engines and spare parts). While the Company is seeking financing for certain of its planned capital expenditures, a substantial portion of such expenditures are expected to utilize internally generated funds. The inability to finance or otherwise fund such expenditures could have a material adverse effect on the ability of the Company to continue to implement its strategic plan.

               Liquidity

               The Company's ability to improve its financial position and meet its financial obligations will depend upon a variety of factors, including: significantly improved operating results, favorable domestic and international airfare pricing environments, absence of adverse general economic conditions, more effective operating cost controls and efficiencies, and the Company's ability to attract new capital and maintain adequate liquidity. On December 31, 1997, the Company's total cash and cash equivalents balance was approximately $237.8 million (including amounts held in TWA's international operations and by subsidiaries which, based upon various monetary regulations and other factors, might not be immediately available to the Company). This balance represented an increase of approximately $56.2 million from the Company's corresponding cash balance at December 31, 1996. This increase in the Company's cash balance resulted primarily from the proceeds from various capital markets offerings during 1997 and asset dispositions offset by capital expenditures and debt repayments. Due to improvements in operating results experienced by the Company, cash used by operations in 1997 was reduced from the prior year. On March 31, 1998, the Company had total cash and cash equivalents of $346.1 million.

               TWA has no unused credit lines and must satisfy all of its working capital and capital expenditure requirements from cash provided by operating activities, from external capital sources or from the sale of assets. As a result of the financings consummated in the fourth quarter of 1997 and the repayment of certain debt in connection therewith, assets with an approximate appraised value of $165.0 million were released from collateral liens. Since that time, the Company has sold and subsequently leased back 15 B-727 aircraft and sold two L-1011 aircraft leaving assets with an approximate appraised value of $100.0 million free and clear of liens and encumbrances. Further pledging of these unencumbered assets, however, may be limited by negative pledge restrictions in outstanding indebtedness. Substantially all of TWA's other strategic assets, have been pledged to secure various issues of outstanding indebtedness of the Company. To the extent that pledged assets are sold, the applicable financing agreements generally require the sale proceeds to be applied to repay the corresponding indebtedness. To the extent that the Company's access to capital is constrained, the Company may not be able to make certain capital expenditures or to continue to implement certain other aspects of its strategic plan, and the Company may therefore be unable to achieve the full benefits expected therefrom.

               The Company's long-term viability as well as its ability to meet its existing debt and other obligations and future capital commitments depends upon the Company's financial and operating performance, which in turn is subject to, among other things, prevailing economic conditions and to certain other financial, business and other factors beyond the Company's control. In late 1996 and early 1997, the Company began implementing certain operational changes which are intended to improve the Company's financial results through, among other things, improved operational reliability; higher yields and load factors; increased fuel, pilot and other aircraft operating efficiencies; and a decrease in maintenance-related expenditures, employee headcount and JFK-related operating costs. Although management believes that such operational changes will be successful and that the Company's cash flow from its operations and financing activities should therefore be sufficient in the foreseeable future to meet the Company's debt and other obligations and future capital commitments, the airline industry in general and the Company in particular are subject to significant risks and uncertainties referred to in this Prospectus including under these Risk Factors. Therefore, there can be no assurance that the Company's operating results and financing activities will be sufficient in the foreseeable future to meet its debt and other obligations and future capital commitments.

               Prior Operating Losses and Future Uncertainties Relating to Results of Operations; Results for First Quarter 1998

               TWA's long-term viability depends on its ability to achieve and maintain profitable operations. Although the airline industry has generally seen strengthened performance in recent years, particularly since 1995 when many airlines reported record profits, the Company has reported significant net losses. For example, the Company reported a net loss of $227.5 million for the combined 12-month period ended December 31, 1995 (including extraordinary gains related to the '95 Reorganization), while reporting an operating profit of $25.1 million (including $58.0 million of non-cash expense relating to the distribution of stock to employees as part of the '95 Reorganization), which represented the Company's first operating profit since 1989. The Company's reported net loss of $284.8 million for 1996 represented a $57.3 million increase over the 1995 net loss, while the Company reported a $198.5 million operating loss for 1996 (including special charges of $85.9 million), which represented a $223.6 million decline from its operating profit in 1995. The Company's 1997 financial results reflected a net loss of $110.8 million, which represented an improvement of $174.0 million over the $284.8 million net loss for the full year 1996, and a $29.3 million operating loss, which represented a $169.2 million improvement over the $198.5 million operating loss reported for the full year 1996. Although the Company has taken a number of actions which management believes will improve future results, the Company will incur additional expenses relating to these actions, including pilot training and aircraft leases, and there can be no assurance that such actions will make the Company's future operations profitable.

               On April 22, 1998, the Company reported financial results for the first quarter 1998 reflecting an operating loss of $68.7 million and a net loss before extraordinary items of $54.1 million for the three months ended March 31, 1998, including a non-cash operating expense of $26.5 million relating to the distribution in July 1998 of Common Stock to employee stock plans. These results compare with an operating loss of $99.5 million and a net loss before extraordinary items of $70.0 million in the first quarter 1997. Excluding the effect of non-cash expense associated with earned stock compensation, the first quarter 1998 operating loss was $42.2 million compared to the first quarter 1997 operating loss of $98.2 million. Similarly calculated, the net loss before extraordinary items for the first quarter 1998 and 1997 were $38.0 million and $69.3 million, respectively. Operating revenue for the first quarter 1998 was $765.4 million versus $762.3 million in the first quarter 1997 despite a slight reduction in capacity from the first quarter 1997 to 1998 resulting from the replacement of B747 and L-1011 aircraft with smaller B767, B757 and MD-80 aircraft.

               TWA has historically experienced significant variations in quarterly and annual operating revenues and operating expenses and expects such variations to continue. Due to the greater demand for air travel during the summer months, airline industry revenues for the third quarter of the year are generally significantly greater than revenues in the first and fourth quarters of the year and moderately greater than revenues in the second quarter of the year. In the past, given the Company's historical dependence on summer leisure travel, TWA's results of operations have been particularly sensitive to such seasonality. While the Company, through an acceleration of its fleet renewal program and restructuring of its JFK operations, anticipates that the deseasonalization of operations affected thereby will reduce quarter to quarter fluctuations in the future, there can be no assurance that such deseasonalization will occur.

               The Company's results of operations have also been impacted by numerous other factors that are not necessarily seasonal. Among the uncertainties that might adversely impact TWA's future results of operations are: (i) competitive pricing and scheduling initiatives; (ii) the availability and cost of capital; (iii) increases in fuel and other operating costs; (iv) insufficient levels of air passenger traffic resulting from, among other things, war, threat of war, terrorism or changes in the economy; (v) governmental limitations on the ability of TWA to service certain airports and/or foreign markets; (vi) regulatory requirements necessitating additional capital or operating expenditures; (vii) the outcome of certain ongoing labor negotiations (see "--'94 Labor Agreements"); and (viii) the reduction in yield due to the continued implementation of a discount ticket program entered into by the Company with Karabu Corporation ("Karabu"), a Delaware corporation controlled by Carl Icahn, in connection with the '95 Reorganization on the terms currently applied by Karabu (which terms are, in the opinion of the Company, inconsistent with, and in violation of, the agreement governing such program). The Company is unable to predict the potential impact of any such uncertainties upon its future results of operations.

               On March 20, 1996, the Company filed a Petition (the "TWA Petition") in the Circuit Court for St. Louis County, Missouri, commencing a lawsuit against Carl Icahn, Karabu and certain other entities affiliated with Icahn (collectively, the "Icahn Defendants"). The TWA Petition alleged that the Icahn Defendants are violating the Ticket Program Agreement between the Company and Karabu (the "Ticket Agreement") relating to the discount ticket program and otherwise tortuously interfering with the Company's business expectancy and contractual relationships by, among other things, marketing and selling tickets purchased under the Ticket Agreement to the general public. The TWA Petition sought a declaratory judgment finding that the Icahn Defendants have violated the Ticket Agreement, and also sought liquidated, compensatory and punitive damages, in addition to the Company's costs and attorney's fees. On May 7, 1998 the court denied the TWA Petition and dismissed the Icahn Defendants' counterclaims. The court concluded that the Icahn Defendants could sell discount tickets under the Ticket Agreement to any person who actually uses the ticket, including non-business travelers, and that the Icahn Defendants had not breached the Ticket Agreement. No damages were assessed in respect to either plaintiff's or defendants' petitions.

               The court's ruling could have an adverse effect on TWA's revenue, which could be significant but the impact of which will depend on a number of factors, including yield, load factors and whether any resulting incremental sales by the Icahn Defendants will be to passengers that would not otherwise have flown on TWA. The Icahn Defendants have moved to amend or modify the court's ruling to include a declaratory judgment that the Icahn Defendants are permitted to sell tickets to any person for any purpose which could include use by the purchaser's family members or friends. TWA has opposed this motion and has requested that the court clarify the ruling to limit its scope consistent with the reasoning set forth in the decision, specifically that the person purchasing the ticket must use the ticket (with certain enumerated exceptions) and may not purchase a ticket for any other person. TWA also intends to appeal the court's ruling in its entirety.

               Crash of Flight 800

               On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, which to date has not been determined. The National Transportation Safety Board held hearings relating to the crash in December 1997 and is continuing its investigation. While TWA is currently a defendant in a number of lawsuits relating to the crash, it is unable to predict the amount of claims which may ultimately be made against the Company or how those claims might be resolved. TWA maintains substantial insurance coverage and, at this time, management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations. The Company is unable to identify or predict the extent of any adverse effect on its revenues, yields, or results of operations which has resulted or may result from the public perception of the crash or from any future findings by the National Transportation Safety Board.

               Changes to Management Team

               Commencing in June 1996, the Company experienced a substantial number of changes in its executive management team. Although the Company believes that a stable executive management team has now been put in place, there can be no assurance that future changes will not occur or, that if such changes do occur, that they will not adversely affect future operations.


                       Current Executives of the Company
                       ---------------------------------
                                                                     DATE OF
                                                                   ELECTION OR
                                                                   APPOINTMENT
        NAME                         CURRENT TITLE                AS EXECUTIVE
        ----                         -------------                ------------

Gerald L. Gitner(1)     Chairman & CEO                            December 1996
William F. Compton(2)   President & COO                           December 1996
Michael J. Palumbo      Senior Vice President & CFO               December 1996
Donald M. Casey         Executive Vice President, Marketing         May 1997
James F. Martin         Senior Vice President, Human Resources    November 1997
Kathleen A. Soled       Senior Vice President & General Counsel   January 1998

----------
(1) Mr. Gitner, a director since November 1993, was Vice Chairman and Acting CEO from December 1996 until February 1997.

(2) Mr. Compton, a director since November 1993, was Acting Executive Vice President, Operations from December 1996 until March 1997 and Executive Vice President, Operations from March 1997 until December 1997.

In addition, David M. Kennedy, a director, served as Acting Executive Vice President and Chief Operating Officer from December 1996 until June 1997.

               '94 Labor Agreements

               As of March 31, 1998, the Company had approximately 22,203 full-time employees (based upon full-time equivalents which include part-time employees). Of these, approximately 84.6% were represented by ALPA and the IAM. On March 6, 1997, the IAM was certified to replace IFFA as the bargaining representative of the Company's flight attendants. The Company's currently effective collective bargaining agreement with each such union (collectively the " '94 Labor Agreements") contain more favorable work rules than in prior contracts and wage levels which the Company believes to be below many other U.S. airlines. The '94 Labor Agreements are three year agreements which became amendable as of August 31, 1997. Negotiations on a new collective bargaining agreement with the IAM with regard to the flight attendants commenced in July 1997 and are currently ongoing and negotiations regarding the Company's ground employees represented by the IAM commenced in February 1997 and are also currently ongoing. Negotiations on a new collective bargaining agreement with ALPA commenced in June 1997 and are currently ongoing. Under the Railway Labor Act (the "RLA"), workers whose contracts have become amendable are required to continue to work under the "status quo" (i.e., under the terms of employment antedating the amendable date) until the RLA's procedures are exhausted. Under the RLA, the Company and its unions are obligated to continue to bargain until agreement is reached or until a mediator is appointed and concludes that negotiations are deadlocked and mediation efforts have failed. The mediator must then further attempt to induce the parties to agree to arbitrate the dispute. If either party refuses to arbitrate, then the mediator must notify the parties that his efforts have failed and, after a 30-day cooling-off period, a strike or other direct action may be taken by the parties. At the request of the IAM, a mediator was appointed on August 6, 1997 with respect to ground employees represented by the IAM. On March 27, 1998, at the request of the IAM, a mediator was appointed with respect to the flight attendants represented by the IAM.

               In the opinion of management, the Company's financial resources are not as great as those of most of its competitors, and, therefore, management believes that any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could be particularly damaging to the Company.

               In connection with certain wage scale adjustments afforded to non-contract employees, employees previously represented by the IFFA have asserted and won an arbitration ruling with respect to the comparability of wage concessions made in 1994 that, if sustained, would require that the Company provide additional compensation to such employees. The Company estimates that at December 31, 1997 such additional compensation that would be payable pursuant to the arbitration ruling would be approximately $12.0 million. The Company denies any such obligation and is pursuing an appeal of the arbitration ruling and a court award affirming the ruling. Effective September 1, 1997, the Company also reduced the overall compensation and benefits package for non-contract employees so as to offset, in the Company's view, any claims by such employees previously represented by IFFA for any retroactive or prospective wage increases. As such, no liability has been recorded by the Company.

               Age of Fleet; Noise

               At March 31, 1998, the average age of TWA's operating aircraft fleet was 16.5 years, making TWA's fleet one of the oldest of U.S. air carriers. As a result, TWA has incurred increased overall operating costs due to the higher maintenance, fuel and other operating costs associated with older aircraft. During 1997, TWA acquired 27 new or later-model used aircraft. The Company expects to continue the process of acquiring a number of new and later-model used aircraft. As of March 31, 1998, TWA's fleet included 55 aircraft which did not meet the noise reduction requirements under the Airport Noise and Capacity Act of 1990 (the "Noise Act") and must therefore be retired or substantially modified by the end of 1999. Although the Company has plans to meet the Noise Act's noise reduction requirement, there can be no assurance that such plans will be achieved. In addition, in 1990, the FAA issued several Airworthiness Directives ("ADs") mandating changes to maintenance programs for older aircraft to ensure that the oldest portion of the nation's fleet remains airworthy. Many of the Company's aircraft are currently affected by these aging aircraft ADs. In 1996 and 1997, TWA spent approximately $3.4 million and $4.2 million, respectively, to comply with aging aircraft maintenance requirements. Based on information currently available to TWA and its current fleet plan, TWA estimates that costs associated with complying with these aging aircraft maintenance requirements will aggregate an additional approximately $19.8 million through the year 2001. These cost estimates assume, among other things, that newer aircraft will replace certain of TWA's existing aircraft and that as a result certain aircraft will be retired by the Company before TWA would be required to make certain aging aircraft maintenance expenditures. There can be no assurance that TWA will be able to implement fully its fleet plan or that the cost of complying with aging aircraft maintenance requirements will not be significantly increased. See "--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements" and "--Aging Aircraft Maintenance."

               Potential Dilution

               The Company underwent two financial restructurings during the period between 1992 and 1995, with the first of such restructurings effected in 1993 (the "'93 Reorganization") and the second of such restructurings effected in 1995 (the "'95 Reorganization" and, together with the '93 Reorganization, the "Reorganizations"). Pursuant to the '95 Reorganization, the Company canceled its then outstanding equity securities in exchange for new securities and other consideration and issued a special class of voting preferred stock in three series (the "Employee Preferred Stock") to its union employees and shares of Common Stock to its non-union employees. Also in connection with and as a precondition to the '95 Reorganization, in August and September of 1994, the Company entered into the '94 Labor Agreements. In exchange for the concessions received in the '94 Labor Agreements, the Company, among other things, adopted an employee stock incentive program (the "ESIP") to permit TWA's employees to increase their level of ownership through grants by the Company to its employees of additional shares of Employee Preferred Stock and Common Stock.

               The first stock grant under the ESIP was to be made on July 15, 1997 in an amount sufficient to increase employee ownership of the combined total number of then outstanding shares of Common Stock and Employee Preferred Stock by 2.0% if the average Closing Price of the Common Stock for 30 consecutive trading days (the "Average Closing Price") exceeded a target price of $11.00 per share during the period from January 1, 1997 to July 14, 1997. Because such target price was not reached, the grant would instead be made on July 15 of the next year (up to and including July 15, 2002) in which the Average Closing Price of the Common Stock exceeded such target price prior to July 15 of that year. In each of 1998 through 2002, additional shares of Employee Preferred Stock and Common Stock will become subject to grant under this program in an amount sufficient to increase the employee ownership by 1.5% in 1998, 1.5% in 1999, 1.0% in 2000, 1.0% in 2001 and 1.0% in 2002
(subject to adjustment as described below) based on the combined total number of shares of Common Stock and Employee Preferred Stock outstanding as of the applicable July 15 grant date, with the target price applicable to the additional shares made available for grant in such year equal to $12.10 in 1998, $13.31 in 1999, $14.64 in 2000, $16.11 in 2001 and $17.72 in 2002. Each
such grant is cumulative and, where the applicable target price is not met in the initial grant year, the applicable grant is carried forward and is subject to grant in future years up to and including July 15, 2002 in the manner described above. To protect against the dilutive effect of certain stock issuances, the ESIP provides for an adjustment (the "Adjustment") to the grants described above in the event the Company issues additional Common Stock to third parties for cash or property or in lieu of cash payments on the 12% Senior Secured Reset Notes due 1998 (the "12% Reset Notes") or the Company's Mandatorily Redeemable 12% Preferred Stock (both the 12% Reset Notes and the Mandatorily Redeemable 12% Preferred Stock have been retired). To the extent that a sale of additional capital stock for cash results in a decline in the percentage of employee ownership of the combined total number of shares of Common Stock and Employee Preferred Stock below a level equal to the Adjusted Base Ownership Percentage (as defined in the ESIP), one-quarter of the difference between the new percentage of employee ownership and the Adjusted Base Ownership Percentage (but in no event greater than 1.0% in each year) would be added to the percentage of Employee Preferred Stock and Common Stock to be granted to union employees and non-union employees, respectively, under the ESIP in each of the years 1999 through 2002, assuming the target prices are met. Furthermore, if TWA issues additional shares of Common Stock with an aggregate value of more than $20 million to third parties for cash or a reduction in debt at a price equal to or greater than $11.00 per share (the "Equity Issuance Acceleration Trigger"), the last two scheduled grants under the ESIP are to be aggregated and these shares allocated equally to the remaining installments in the program. In addition, pursuant to the ESIP, employees have the right commencing July 15, 1997 through July 15, 2002, to purchase additional shares of Employee Preferred Stock in amounts up to an aggregate of 2.0% of the combined total number of outstanding shares of Common Stock and Employee Preferred Stock at a discount of 20.0% from the then current market price. Should all of the target prices be met or exceeded within the time periods specified and should the entire discount stock purchase option be exercised, the various employee stock trusts would receive a total of 10.0% (as adjusted as described below) of the Company's outstanding Common Stock, with the exact amount issued dependent upon the number of shares outstanding as of the date of each grant and option exercise.

               The ESIP separately provides that if additional shares of Employee Preferred Stock and Common Stock are distributed following the '95 Effective Date in respect of the '95 Reorganization, employees will be entitled to receive an additional number of shares of Employee Preferred Stock and Common Stock such that the employees will retain the same level of ownership. Union representatives and the Company agreed to a one-time distribution pursuant to this provision of the ESIP in an aggregate amount of 525,856 shares of Employee Preferred Stock and Common Stock. As part of that agreement, since additional ESIP shares were not issued to the employees in July 1997, an additional 405,750 shares of Employee Preferred Stock and Common Stock were issued to the employee trusts and, to the extent that additional shares are granted under the ESIP, the Company will receive a credit towards the new grant for these previously issued shares, in that amount.

               While the $11.00 target price was not exceeded as of July 15, 1997 and no grant was made on that date, on February 17, 1998, the Average Closing Price for the Company's Common Stock did exceed the $11.00 target price with respect to the first scheduled grant. As a result, the initial grant in an amount sufficient to increase the employee ownership by 2.0% based on the then outstanding Common Stock and Employee Preferred Stock will be made on July 15, 1998. Based on the current outstanding Voting Equity (as defined in the ESIP) of 57,890,907, the number of shares of Employee Preferred Stock and Common Stock to be issued to the employees under the ESIP on that date is 1,515,472. TWA is entitled to a credit against this number in the amount of 405,750 shares due to the prior grant to employees as described above. In addition, on March 4, 1998, the Average Closing Price for the Company's Common Stock exceeded the $12.10 target price with respect to the 1998 grant of 1.5%. As a result, the 1998 grant in an amount sufficient to increase the employee ownership by 1.5% based on the then outstanding Common Stock and Employee Preferred Stock will also be made on July 15, 1998. Based on the current outstanding Voting Equity, the number of additional shares of Employee Preferred Stock and Common Stock to be issued under the ESIP on that date for the 1998 grant is 1,172,354 shares, which together with the shares to be issued in connection with the 1997 grant equals a total of 2,282,076 shares. The number of shares to be granted could be increased if the last two grants are accelerated pursuant to the Equity Issuance Acceleration Trigger. Furthermore, based on issuances of Common Stock to date, the Adjustment has resulted in a revised grant schedule of 1.5% in 1998, 1.84% in 1999, 1.34% in 2000, 1.34% in 2001 and 1.34% in 2002. Assuming the Transaction is consummated and taking into account the Common Stock issued upon conversion of the Equity Notes, the grants for the years 1999 through 2002 would further increase pursuant to the Adjustment to: 2.13% in 1999, 1.63% in 2000, 1.63% in 2001 and 1.63% in 2002. Finally, in the event that the Transaction is consummated and the final conversion price of the Equity Notes to be issued in connection with the Transaction is in excess of $11.00 per share, the Equity Issuance Acceleration Trigger will be met and the final two scheduled installments will be aggregated and these shares will be allocated equally to the remaining installments in the program. As a result, the remaining grants would be as follows: 2.81% in 1997 (already vested and payable on July 15, 1998); 2.31% in 1998 (already vested and payable on July 15, 1998); 2.94% in 1999 if the Average Closing Price exceeds $13.31 and 2.44% in 2000 if the Average Closing Price exceeds $14.64.

               In 1994, the Board adopted the Company's 1994 Key Employee Stock Incentive Plan (the "KESIP") to motivate, attract and retain the services of certain key employees of the Company. As amended, the KESIP provides for the award of incentive and nonqualified stock options for a cumulative total of up to 14% of the aggregate number of shares of Common Stock and Employee Preferred Stock outstanding as of January 1, of each year, subject to certain restrictions. As of June 1, 1998, 88 employees had been granted options to purchase shares of Common Stock or Employee Preferred Stock at prices ranging from $4.64 to $18.37 per share. All options granted under the KESIP have a five-year life and unless otherwise approved by the Compensation Committee vest at a rate of 34%, 33% and 33% on the first three anniversaries of the award date of such options. See "Business--Employees."

               In March 1996, the Company issued 3,869,000 shares of the Company's 8% Cumulative Convertible Exchangeable Preferred Stock (the "8% Preferred Stock"), which are convertible at the option of the holder, unless previously redeemed or exchanged, into shares of Common Stock at a conversion price of $20.269 per share (equivalent to a conversion rate of approximately
2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustment under certain circumstances. Based on the current conversion price, upon conversion of all shares of 8% Preferred Stock into shares of Common Stock, an aggregate of 9,544,823 additional shares of Common Stock would be issued.

               In March 1997, the Company issued 50,000 Units (the "Units") each consisting of (i) one 12% Senior Secured Note due April 1, 2002 (a "12% Note"), in the principal amount of $1,000 of the Company and (ii) one Redeemable Warrant (a "Warrant") to purchase 126.26 shares of Common Stock at an exercise price of approximately $7.92 per share. The Warrants are exercisable commencing March 31, 1998 through their expiration on April 1, 2002, unless previously redeemed by the Company. If all of the Warrants were exercised an aggregate of 6,313,000 additional shares of Common Stock would be issued.

               In December 1997, the Company issued 1,725,000 shares of the Company's 9(1)/(4)% Cumulative Convertible Exchangeable Preferred Stock, which are convertible at the option of the holder, unless previously redeemed or exchanged, into shares of Common Stock at a conversion price of $7.90 per share (equivalent to a conversion rate of approximately 6.329 shares of Common Stock for each share of 1997 Preferred Stock), subject to adjustment under certain circumstances. Based on the current conversion price, upon conversion of all shares of 1997 Preferred Stock into shares of Common Stock, an aggregate of 10,917,525 additional shares of Common Stock would be issued.

               In June 1998, the Company negotiated the acquisition of an additional Boeing 767-231 ETOPS airframe and accompanying engines previously leased by the Company in exchange for the issuance of $14.5 million of June Secured Notes and $13.0 million of June Equity Notes. The June Equity Notes are convertible into shares of Common Stock at a conversion price equal to 100% of the closing price of the Common Stock on the last trading day prior to the Conversion Date (as defined in the indenture for the June Equity Notes). Based on the closing price of the Common Stock on July 1, 1998, upon conversion of all of the June Equity Notes into shares of Common Stock, an aggregate of 1,245,508 additional shares of Common Stock would be issued.

               Corporate Governance Provisions; Special Voting Arrangements

               As a result of provisions of the '94 Labor Agreements, the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") contain provisions (the "Blocking Coalition Provisions") which allow certain corporate actions requiring board approval, including mergers, consolidations and sale of all or substantially all the assets of the Company, to be blocked by a vote of six (four union elected directors and two other directors) of the Company's fifteen directors, which together constitute a "Blocking Coalition". Actions subject to disapproval by the Blocking Coalition include: (a) any sale, transfer or disposition, in a single or series of transactions, of at least 20% of the Company's assets, except for transactions in the ordinary course of business including aircraft transactions as part of a fleet management plan; (b) any merger of the Company into or with, or consolidation of the Company with any other entity; (c) any business combination within the meaning of Section 203 of the Delaware General Corporation Law (the "DGCL"); (d) any dissolution or liquidation of the Company; (e) any filing of a petition for bankruptcy, reorganization or receivership under any state or federal bankruptcy, reorganization or insolvency law; (f) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities and mandatory redemptions of any redeemable preferred stock of the Company; (g) any acquisition of assets, not related to the Company's current business as an air carrier, in a single transaction or a series of related transactions exceeding $50 million adjusted annually by the consumer price index; or (h) any sale of the Company's capital stock or securities convertible into capital stock of the Company to any person if (i) at the time of issuance or (ii) assuming conversion of all outstanding securities of the Company convertible into capital stock, such person or entity would beneficially own at least 20% of the capital stock of the Company.

               Anti-takeover Provisions in Certificate of Incorporation and By-laws; Rights Plan

               The Certificate of Incorporation and By-laws contain provisions which authorize the Board of Directors to issue preferred stock without stockholder approval, prohibit action by written consent of the stockholders, authorize only the Chairman of the Board of Directors or a majority of the Board of Directors to call special meetings of the stockholders and require advance notice for director nominations. These provisions of the Certificate of Incorporation and By-laws and the Blocking Coalition Provisions, as well as federal laws limiting foreign ownership of U.S. flag carriers and the prohibition on certain business combinations contained in Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management. In addition, the Board of Directors declared a dividend distribution of one Right for each outstanding share of Common Stock and Employee Preferred Stock payable to holders of record as of the close of business on January 12, 1996 and, thereafter all Common Stock issued by the Company has had an equivalent number of rights attendant to it. The Rights are intended to protect TWA's shareholders from certain non-negotiated takeover attempts which present the risk of a change of control on terms which may be less favorable to TWA's stockholders than would be available in a transaction negotiated with and approved by the Board of Directors of the Company. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law" and "Description of Capital Stock--Rights Plan."

               Certain Potential Future Earnings Charges

               There are a number of uncertainties relating to agreements with employees of the Company, the resolution of which could result in significant non-cash charges to TWA's future operating results. Shares granted or purchased at a discount under the employee stock incentive plan (the "ESIP") will generally result in a charge equal to the fair market value of shares granted plus the discount for shares purchased at the time when such shares are earned. If the ESIP's target prices for the Common Stock are realized, the minimum aggregate charge for the years 1997 to 2002 (the 1997 and 1998 target prices having been met) would be approximately $108.8 million based upon such target prices and the number of shares of Common Stock and Employee Preferred Stock outstanding at January 30, 1998. The charge for any year, however, could be substantially higher if the then market price of the Common Stock exceeds certain target prices. On February 17, 1998, the first target price of $11.00 was realized and a grant of 2.0% of the outstanding Common Stock and Employee Preferred Stock will be made on July 15, 1998. Based on the current number of outstanding shares of Common Stock and Employee Preferred Stock and taking into account a credit with respect to the Company's required contribution, the net contribution will be 1,109,722 shares. In addition, on March 4, 1998 the market price of the Company's Common Stock exceeded the $12.10 target price for the 30-day period necessary to earn the 1998 grant. As a result, on July 15, 1998 the Company will be required to make an additional contribution to the relevant employee trusts of 1.5% of its Common Stock and Employee Preferred Stock. Based on the current number of outstanding shares of Common Stock and Employee Preferred Stock, that contribution would be 1,172,354 shares. As a result of the grants earned in 1998, an aggregate non-cash charge in connection with such issuance was recorded in the first quarter of 1998 in the amount of $26.5 million. However, the actual number of shares and the actual charge will not be known until the shares are issued on July 15, 1998.

               Fresh Start Reporting

               In connection with the '95 Reorganization, the Company adopted fresh start reporting in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 "--Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The fresh start reporting common equity value of the Company was determined by the Company, with the assistance of its financial advisors, to be approximately $270.0 million based, in part, on assumptions as to future results of operations. The carrying value of the Company's assets does not reflect historical cost but rather reflects current values determined by the Company as of the August 23, 1995 effective date (the "'95 Effective Date") of the '95 Reorganization (including values for intangible assets such as routes, gates and slots of approximately $458.4 million). The difference between (i) the equity valuation of the Company plus the estimated fair market value of the Company's liabilities and (ii) the estimated fair market value of its identifiable assets was allocated to "reorganization value in excess of amounts allocable to identifiable assets" in the amount of approximately $839.1 million. In future periods, these intangible assets will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of these assets might be required and such charges could be material. Due to the significant adjustments relating to the '95 Reorganization and the adoption of fresh start reporting, the pre-reorganization consolidated financial statements are not comparable to the post-reorganization consolidated financial statements. A vertical black line is shown in the Consolidated Financial Statements and Selected Consolidated Financial Data presented herein to separate TWA's post-reorganization Consolidated Financial Statements from its pre-'95 Reorganization consolidated financial statements since they have not been prepared on a consistent basis of accounting.

               In the fourth quarter of 1996, the Company reported a special charge of $26.7 million relating to the write-down of the carrying value of TWA's JFK-Athens route authority, reflecting the Company's decision to terminate service on such route after April 18, 1997.

Risk Factors Related to the Industry

               Competition

               The airline industry operates in an intensely competitive environment. TWA competes with one or more major airlines on most of its routes (including on all routes between major cities) and with various forms of surface transportation. The airline industry is also cyclical due to, among other things, a close relationship of yields and traffic to general U.S. and worldwide economic conditions. Small fluctuations in RASM and cost per available seat mile ("CASM") can have a significant impact on the Company's financial results. Airline profit levels are highly sensitive to, and during recent years have been adversely affected by, among other things, changes in fuel costs, fare levels and passenger demand. Vigorous price competition exists, and TWA and its competitors have frequently offered sharply reduced discount fares in many markets. Airlines, including TWA, use discount fares and other promotions to stimulate traffic during normally slack travel periods, to generate cash flow and to increase relative market share in selected markets. TWA has often elected to initiate or match discount or promotional fares in certain markets in order to compete vigorously in those discounted markets or to stimulate traffic. Passenger demand and fare levels have also been affected adversely by, among other factors, the state of the economy and international events.

               The airline industry has consolidated as a result of mergers and liquidations and more recently through alliances, and further consolidation may occur in the future. This consolidation has, among other things, enabled certain of the Company's major competitors to expand their international operations and increase their domestic market presence. In addition, many of the major U.S. carriers have announced plans for alliances with other major U.S. carriers. Such alliances could further intensify the competitive environment. In addition, certain of the Company's competitors have in recent years established alliances with one or more large foreign carriers, allowing those competitors to strengthen their overall operations by, among other things, transporting passengers connecting with or otherwise traveling on the alliance carriers. Although the Company has established a code share arrangement with one foreign carrier and has filed an application with the DOT to establish an alliance with another foreign carrier, it does not have an alliance with a large foreign carrier.

               The emergence and growth of low cost, low fare carriers in domestic markets represents an intense competitive challenge for the Company, which has higher operating costs than many of such low fare carriers and fewer financial resources than many of its major competitors. In many cases, such low cost carriers have initiated or triggered price discounting. In part as a result of the industry consolidation referred to above, aircraft, skilled labor and gates at most airports continue to be readily available to start-up carriers. To the extent new carriers or other lower cost competitors enter markets in which the Company operates, such competition could have a material adverse effect on the Company. Certain of the traditional carriers that compete with TWA have implemented, or are in the process of implementing, measures to reduce their operating costs including the creation of low cost regional jet airline affiliates. In addition, the Company is more highly leveraged and has significantly less liquidity (and in certain cases, a higher cost structure) than certain of its competitors, several of whom have available lines of credit, significant unencumbered assets and/or greater access to capital markets. Accordingly, TWA may be less able than certain of its competitors to withstand a prolonged recession in the airline industry or prolonged periods of competitive pressure.

               Demand for air transportation has historically tended to mirror general economic conditions. During the most recent economic recession in the United States, the change in industry capacity failed to mirror the reduction in demand for domestic air transportation due primarily to continued delivery of new aircraft. While in the period following such recession, industry capacity leveled off, such capacity has again begun to expand. TWA expects that the airline industry will remain extremely competitive for the foreseeable future.

               Aircraft Fuel

               Since fuel costs constitute a significant portion of the Company's operating costs (approximately 15.6% in 1996 and approximately 14.3% in 1997), significant increases in fuel costs would materially and adversely affect the Company's operating results. Fuel prices continue to be susceptible to, among other factors, political events and market factors beyond the Company's control, and the Company cannot predict near or longer-term fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result. During 1996, the Company's average per gallon cost of fuel increased approximately 22.3% versus 1995, from approximately 57.0 Cents per gallon to approximately 69.8 Cents per gallon. During 1997, the Company's average per gallon cost of fuel decreased approximately 5.6%, from approximately 69.8 Cents per gallon to approximately
65.9 Cents per gallon. During the first quarter of 1998, the Company's average per gallon cost of fuel decreased approximately 25.0%, from approximately 74.1 Cents per gallon to approximately 55.6 Cents per gallon, over the same period in 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." A one cent change in the cost per gallon of fuel (based on consumption during 1997) impacts operating expense by approximately $609,000 per month. Increases in fuel prices may have a greater proportionate and more immediate impact on TWA than many of its competitors because of the composition of its fleet and because the Company does not presently maintain substantial reserves of fuel required for its operations or otherwise hedge the cost of anticipated purchases of fuel.

               Regulatory Matters

               The airline industry is subject to extensive federal and international government regulations relating to airline safety, security and scheduling, as well as to local, state, federal, and international environmental laws. Adoption of newly proposed regulations relating to these matters could increase the Company's cost of compliance with governmental regulations, and could therefore increase operating expenses and in some cases restrict the operations of airlines, including TWA, thereby adversely affecting TWA's results of operations.

               During the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements, including added requirements for aging aircraft. TWA believes, based on its current fleet, that it will incur substantial capital expenditures to comply with the aging aircraft and noise abatement regulations. The Company expects that a number of aircraft will be retired before major aging aircraft modifications and noise compliance will be required; however, required capital expenditures will vary depending upon changes in TWA's fleet composition. Management expects that the cost of compliance will be funded through a combination of internally generated funds and utilization of cost sharing and/or funding provisions under certain lease agreements and loan agreements. See "--Risk Factors Related to the Company--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements."

               Additional laws and regulations have been proposed from time to time which could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. For example, several airports have recently sought to increase substantially the rates charged to airlines, and the ability of airlines to contest such increases has been restricted by federal legislation, DOT resolutions and judicial decisions. In addition, laws and regulations have also been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments which are amended from time to time. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect TWA.

               Management believes that the Company benefitted from the expiration on December 31, 1995 of the aviation trust fund tax (the "Ticket Tax"), which imposed certain taxes including a 10% air passenger tax on tickets for domestic flights, a 6.25% air cargo tax and a $6 per person international departure tax. The Ticket Tax was reinstated on August 27, 1996 and expired again on December 31, 1996. At the end of February 1997, the Ticket Tax was reinstated effective March 7, 1997 through September 30, 1997. Congress has passed tax legislation reimposing and significantly modifying the Ticket Tax, effective October 1, 1997. The legislation includes the imposition of new excise tax and significant fee tax formulas over a multiple year period, an increase in the international departure tax, the imposition of a new arrivals tax, and the extension of the Ticket Tax to cover items such as the sale of frequent flier miles. Management believes that the reimposition and modification of the Ticket Tax will have a negative impact on the Company, although neither the amount of such negative impact nor the benefit previously realized by its expiration can be precisely determined. However, management believes that the recent tax legislation and any other increases of the Ticket Tax will result in higher costs to the Company and/or, if passed on to consumers in the form of increased ticket prices, might have an adverse effect on passenger traffic, revenue and/or margins.


                                 USE OF PROCEEDS

               The Selling Holders (as defined herein) will receive all of the net proceeds from any sale of the Common Stock, and, accordingly, the Company will receive none of the proceeds from the sales thereof.


                      SELECTED CONSOLIDATED FINANCIAL DATA

               The selected consolidated financial data presented below relate to periods in the three months ended March 31, 1998 and 1997, years ended December 31, 1997 and 1996, the four months ended December 31, 1995, the eight months ended August 31, 1995, the year ended December 31, 1994, the two months ended December 31, 1993 and the ten months ended October 31, 1993. The consolidated financial data for the above periods were derived from the audited consolidated financial statements of the Company. Certain amounts have been reclassified to conform with presentations adopted in 1997.

               During the period from 1992 through 1995, TWA underwent two separate Chapter 11 reorganizations, the first in 1992-93 and the second in 1995. In connection with the '95 Reorganization, TWA has applied fresh start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), which has resulted in the creation of a new reporting entity for accounting purposes and the Company's assets and liabilities being adjusted to reflect fair values on the '95 Effective Date. A description of the adjustments to the financial statements arising from the consummation of the '95 Reorganization and the application of fresh start reporting is contained in Note 19 to the Consolidated Financial Statements. For accounting purposes, the '95 Effective Date is deemed to be September 1, 1995. Because of the application of fresh start reporting, the financial statements for periods after the '95 Reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization. Similarly, the Consolidated Financial Statements for the periods prior to the '93 Reorganization are not consistent with periods subsequent to the '93 Reorganization. Accordingly, a vertical black line separates these periods. Preferred stock dividend requirements and earnings per share of the predecessor companies have not been presented as these amounts are not meaningful



                                                     Reorganized Company
                            -----------------------------------------------------------------------
                              Three Months Ended                                      Four Months
                                  March 31,             Year Ended December 31,          Ended
                            -----------------------   ---------------------------    December 31,
                               1998         1997          1997            1996           1995
                            -----------   ---------   -------------   -----------    --------------
                                        (Dollars in thousands, except per share amounts)
Statement of Operations
Data:
 Operating revenues.....   $765,389       $762,306    $3,327,952     $3,554,407      $1,098,474
 Operating income
   (loss)(1)............    (68,707)       (99,486)      (29,260)      (198,527)         10,446
 Loss before income
   taxes and
   extraordinary
   items(2).............    (79,558)      (105,193)      (89,335)      (274,577)        (32,268)
 Provision (credit) for
   income taxes.........    (25,418)       (35,161)          527            450           1,370
 Loss before
   extraordinary items..    (54,140)       (70,032)      (89,862)      (275,027)        (33,638)
 Extraordinary items,
   net of income
   taxes(3).............     (1,380)        (1,532)      (20,973)        (9,788)          3,500
 Net income (loss)......    (55,520)       (71,564)     (110,835)      (284,815)        (30,138)
 Preferred Stock
 dividend
 requirements...........      5,863          3,869        16,119         36,649           4,751
 Income (loss)
 applicable to common
 shares.................    (61,383)       (75,433)     (126,954)      (321,464)        (34,889)
 Weighted average
 shares outstanding.....     57,889         49,036        53,477         44,189          33,330
 Ratio of earnings to
   fixed charges (4)....         --             --            --             --              --
 Per share amounts(5):
   Loss before
     extraordinary
     items..............     $(1.04)        $(1.51)       $(1.98)        $(6.60)         $(1.15)
   Net loss.............      (1.06)         (1.54)        (2.37)         (7.27)          (1.05)


                                                                              Prior
                                                                           Predecessor
                                        Predecessor Company                  Company
                          -----------------------------------------------  -------------
                           Eight Months                     Two Months      Ten Months
                               Ended        Year Ended         Ended          Ended
                            August 31,     December 31,    December 31,    October 31,
                               1995            1994            1993            1993
                          -------------   --------------   --------------  -------------
                                  (Dollars in thousands, except per share amounts)
Statement of Operations
Data:
 Operating revenues.....   $2,218,355      $3,407,702      $520,821        $2,633,937
 Operating income
   (loss)(1)............       14,642        (279,494)      (58,251)         (225,729)
 Loss before income
   taxes and
   extraordinary
   items(2).............     (338,309)       (432,869)      (88,140)         (362,620)
 Provision (credit) for
   income taxes.........          (96)            960          (248)            1,312
 Loss before
   extraordinary items..     (338,213)       (433,829)      (87,892)         (363,932)
 Extraordinary items,
   net of income
   taxes(3).............      140,898          (2,005)          --          1,075,581
 Net income (loss)......     (197,315)       (435,834)      (87,892)          711,649
 Preferred Stock
 dividend
 requirements...........       11,554          15,000         2,425
 Income (loss)
 applicable to common
 shares.................     (208,869)       (450,834)      (90,317)
 Weighted average
 shares outstanding.....
 Ratio of earnings to
   fixed charges (4)....           --              --            --                --
 Per share amounts(5):
   Loss before
     extraordinary
     items..............
   Net loss.............

                                                       Reorganized Company                        Predecessor Company
                                       ------------------------------------------------------  ------------------------
                                                                                December 31,
                                       March 31,     ------------------------------------------------------------------
                                          1998          1997          1996          1995          1994           1993
                                       -----------   ----------   ------------   ----------   -----------    ----------
Selected Balance Sheet Data:
 Cash and cash equivalents(6)......     $346,134      $237,765      $181,586      $304,340       $138,531      $187,717
 Current assets....................      860,591       632,957       625,745       737,301        603,806       728,303
 Net working capital (deficiency)..     (211,471)     (303,988)     (336,416)      (81,913)    (1,238,216)     (106,703)
 Flight equipment, net.............      594,399       626,382       472,495       455,434        508,625       660,797
 Total property and equipment, net.      706,718       741,765       614,207       600,066        693,045       886,116
 Intangible assets, net............    1,103,034     1,118,864     1,184,786     1,275,995        921,659     1,024,846
 Total assets......................    2,974,701     2,773,848     2,681,939     2,868,211      2,512,435     2,958,862
 Current maturities of long-term
   debt and capital leases(7)......       85,779        88,460       134,948       110,401      1,149,739       108,345
 Long-term debt, less current
   maturities(7)...................      855,771       736,540       608,485       764,031             --     1,053,644
 Long-term obligations under
   capital leases, less current
   maturities......................      174,520       182,922       220,790       259,630        339,895       376,646
 Shareholders' equity
   (deficiency)(8).................      207,151       268,284       238,105       302,855       (417,476)       18,358

----------
(1) Includes special charges of $85.9 million in 1996, $1.7 million in the eight months ended August 31, 1995 and $138.8 million in 1994. For a discussion of these and other non-recurring items, see Note 16 to the Consolidated Financial Statements.

(2) The eight months ended August 31, 1995 includes charges of $242.2 million related to reorganization items. The ten months ended October 31, 1993 includes a charge of $342.4 million related to the settlement of pension obligations and income of $268.1 million related to reorganization items.

(3) The extraordinary items in 1997 and 1996 are the result of the early extinguishment of certain debt. The extraordinary item in the four months ended December 31, 1995 was the result of the settlement of a debt of a subsidiary, while the extraordinary item in the eight months ended August 31, 1995 represents the gain on the discharge of indebtedness pursuant to the consummation of the '95 Reorganization. The extraordinary item in 1994 represents the charge for a prepayment premium related to the sale and lease back of four McDonnell Douglas MD-80 aircraft. The extraordinary item in 1993 represents the gain on discharge of indebtedness pursuant to the consummation of the '93 Reorganization.

(4) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, extraordinary items and fixed charges (excluding capitalized interest) and "fixed charges" consist of interest (including capitalized interest) on all debt and that portion of rental expense that management believes to be representative of interest. Earnings were not sufficient to cover fixed charges as follows (in millions): for the three months ended March 31, 1998 and 1997, $80.6 and $105.7, respectively; for the years ended December 31, 1997 and 1996, $94.1 and $280.0, respectively; for the four months ended December 31, 1995, $32.3; for the eight months ended August 31, 1995, $338.3; for the year ended December 31, 1994, $435.0; for the two months ended December 31, 1993, $88.4; and for the ten months ended October 31, 1993, $364.7.

(5) No effect has been given to stock options, warrants, convertible preferred stock or potential issuances of additional Employee Preferred Stock as the impact would have been anti-dilutive.

(6) Includes cash and cash equivalents held in international operations and by subsidiaries which, based upon foreign monetary regulations and other factors, might not be immediately available to the Company.

(7) Long-term debt in 1994 was reclassified to current maturities as a result of certain alleged defaults and payment defaults.

(8) No dividends were paid on the Company's outstanding common stock during the periods presented above.

                                 SELLING HOLDERS

               The Registration Statement has been filed pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") to afford the holders of the securities offered hereby the opportunity to sell such securities in a public transaction rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order for a Selling Holder to avail himself of that opportunity, such holder must notify the Company in writing of his intention to sell securities and request the Company to file a supplement to this Prospectus or an amendment to the Registration Statement, if required, identifying such holder as a Selling Holder and disclosing such other information concerning the Selling Holder and the securities to be sold as may then be required by the Securities Act and the rules of the Commission. No offer or sale pursuant to this Prospectus may be made by any holder until such a request has been made and until any such supplement has been filed or any such amendment has become effective. The holders of securities who have made such a request and as to which any such required supplement or amendment has been filed or become effective are referred to herein as "Selling Holders."

               As of the date of this Prospectus, no Selling Holders are named herein. The Company will from time to time supplement or amend this Prospectus to reflect the required information concerning any Selling Holder.


                           DESCRIPTION OF EQUITY NOTES

               The Equity Notes were initially issued and delivered by TWA to First Security Bank, National Association, as owner trustee (the "Owner Trustee") under the trust agreement (the "Trust") dated as of January 24, 1995 between Seven Sixty Seven Leasing, Inc., the beneficiary named therein (the "Beneficiary") and the Owner Trustee, in partial payment of the aggregate purchase price of $75.0 million ($25.0 million per Aircraft) for three Boeing 767-231 ETOPS airframes and six associated engines (collectively, the "Aircraft").

Mandatory Conversion

               Immediately following the occurrence of both (i) the effectiveness of the Registration Statement and (ii) the approval for listing of the Common Stock on the ASE, or such other stock exchange or market on which the Common Stock is then principally traded, each Equity Note will be automatically converted into fully paid and non-assessable shares of Common Stock in accordance with the provisions of the Indenture dated as of April 21, 1998 by and between the Company and First Security Bank, National Association, as Trustee.

Registration Rights

               Pursuant to the Registration Rights Agreement, the Company was required to file and did file with the Commission, on or prior to the 60th day after the date of original issuance of the Equity Notes, the Registration Statement to register resales of the shares of Common Stock into which the Equity Notes are convertible (the "Restricted Common Stock"). The Company will use its reasonable best efforts to cause the Registration Statement to become effective within 150 days after the date of original issuance of the Equity Notes and to keep such Registration Statement effective until the earlier of
(i) the sale of all securities covered by the Registration Statement and (ii) the expiration of two years after the date of original issuance of the Equity Notes or, if the period applicable under Rule 144(k) under the Securities Act, or any successor provision for such securities, is shortened, such shorter period.

               The Company has listed the shares of Restricted Common Stock on the ASE and has agreed that it will use its reasonable efforts to maintain such listing until the earlier of (i) the sale of all securities covered by the Shelf Registration Statement and (ii) the expiration of two years after the date of original issuance of the Equity Notes or, if the period applicable under Rule 144(k) under the Securities Act, or any successor provision for such securities, is shortened, such shorter period.

               Prior to the termination of the Company's obligations under the Registration Rights Agreement, if after the date of original issuance of the Equity Notes either the Registration Statement shall cease to be effective (without being succeeded immediately by an additional shelf registration statement registering resales of the Company's Common Stock filed and declared effective for any reason) or the Company shall fail to maintain the listing of the Common Stock on the ASE, or such other stock exchange or market on which the Common Stock is then principally traded, for a period of time which shall in the aggregate exceed 60 days during any 365-day period (each such event, an "Effectiveness Default"), the Company will pay liquidated damages ("Liquidated Damages") to each holder of Restricted Common Stock issued upon conversion of the Equity Notes, during the first 90-day period immediately following the occurrence of such Effectiveness Default in an amount equal to $0.01 per week per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of such Restricted Common Stock. The amount of the Liquidated Damages will increase by an additional $0.01 per week per share (subject to adjustment as set forth above) of Restricted Common Stock for each subsequent 90-day period until the Registration Statement again becomes effective or the shares of Common Stock have again been approved for listing on the ASE, or such other stock exchange or market on which the Common Stock is then principally traded, up to a maximum amount of Liquidated Damages with respect to any Effectiveness Default of $0.05 per week per share (subject to adjustment as set forth above) of Restricted Common Stock. All accrued Liquidated Damages shall be paid to holders of the Restricted Common Stock by wire transfer of immediately available funds or by federal funds check by the Company on the last business day in each month. Following the cure of an Effectiveness Default, Liquidated Damages will cease to accrue with respect to such Effectiveness Default.

               Holders of Restricted Common Stock will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to benefit from the provisions regarding Liquidated Damages set forth in the preceding paragraph. The Company has agreed to use its reasonable best efforts to file on a timely basis all such reports required to be filed under the Exchange Act as, and endeavor in good faith to take such other actions as, are reasonably necessary to enable any beneficial owner of Restricted Common Stock to sell such or Restricted Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, as such rule may be amended from time to time, or any similar rules or regulations hereafter adopted by the Commission.


                          DESCRIPTION OF CAPITAL STOCK

               Pursuant to TWA's Certificate of Incorporation, the Company has the authority to issue 287.5 million shares of capital stock, consisting of 150 million shares of Common Stock, and 137.5 million additional shares of preferred stock. The Certificate of Incorporation authorizes the Board of Directors to establish one or more series of preferred stock and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of preferred stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law."

               The issuance of any series of preferred stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of preferred stock. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any additional series of preferred stock other than the Series A Preferred Stock issuable pursuant to the Rights.

Description of Common Stock

               The holders of the Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except for the voting rights of the holders of Employee Preferred Stock (who are entitled to elect a total of four directors to the Board) and, under certain circumstances, the 1997 Preferred Stock and 8% Preferred Stock, and as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of the preferred stock, the holders of such shares exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors but the Board is classified, which means that the holders of a majority of the shares entitled to vote at a meeting at which a quorum is present can elect all of the directors of the class then to be elected (except that the holders of a majority of the shares of Employee Preferred Stock are exclusively entitled to elect four labor directors) and the holders of the remaining shares would not be able to elect any directors at that meeting. Subject to any preferential rights of the 8% Preferred Stock, the 1997 Preferred Stock or any other outstanding series of Preferred Stock entitled to vote in the election of directors, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of Common Stock have no preemptive rights and no rights to convert their shares of Common Stock into any other security. It is not presently anticipated that dividends will be paid on the Common Stock in the foreseeable future. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock issuable upon conversion of the 1997 Preferred Stock and the 8% Preferred Stock and, if issued, upon conversion of the 91/4% Convertible Subordinated Debentures due 2007 (the "2007 Debentures") and the 8% Convertible Subordinated Debentures due 2006 (the "2006 Debentures") will be, upon issuance, fully paid and nonassessable. As of May 29, 1998, 52,242,014 shares of Common Stock were issued and outstanding and were held by approximately 21,581 holders of record.

Rights Plan

               The Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock and Employee Preferred Stock (collectively, the "Voting Stock") payable to holders of record as of the close of business on January 12, 1996 (the "Record Date") and, thereafter, all Common Stock issued by the Company has had an equivalent number of Rights attendant to it. Each Right entitles the holder to purchase, after the Distribution Date (as defined below), from the Company one one-hundredth of a share of Series A Preferred Stock of the Company at a price of $47.50 (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement, dated as of December 19, 1995 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent") as supplemented. The Rights Plan is set forth in full in the Rights Agreement and the description thereof herein is qualified in its entirety by reference to such Rights Agreement.

               Until the earlier to occur of (a) the tenth day after public announcement that any person or group has become the beneficial owner of at least 15% of the Company's Voting Stock (other than pursuant to a "Permitted Offer," as defined below) and (b) the tenth business day after the date of the commencement of a tender or exchange offer (other than a Permitted Offer) by any person which would, if consummated, result in such person becoming the beneficial owner of at least 20% of the Voting Stock (the earlier of such dates being hereinafter called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Voting Stock certificates outstanding as of the Record Date, by such Voting Stock certificates.

               Each share of Voting Stock issued or delivered by the Company after the Record Date but prior to the earlier of the Distribution Date or the expiration of the Rights shall be accompanied by one Right.

               The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Voting Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Voting Stock in respect of which Rights have been issued will also constitute the transfer of the Rights associated with the Voting Stock represented by such certificates. As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Voting Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

               No Right is exercisable at any time prior to the Distribution Date. The Rights will expire on January 12, 2006 (the "Final Expiration Date") unless earlier exchanged or redeemed by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.

               Upon exercise, each Right shall be converted into one one-hundredth of a share of the Series A Preferred Stock. Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends in an amount per share equal to the greater of (a) $1.00 and (b) 100 times the aggregate per share amount of all cash dividends or other distributions (other than dividends payable solely in shares of Common Stock), declared on the Common Stock since the first dividend payment date with respect to the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock are cumulative. In addition, in the event the Company enters into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, shares of Series A Preferred Stock shall be similarly exchanged for or changed into 100 times the aggregate amount of stock, securities, cash or other consideration.

               Subject to the rights of holders of the 1997 Preferred Stock and the 8% Preferred Stock, holders of shares of Series A Preferred Stock are entitled to 100 votes on all matters submitted to a vote of the stockholders of TWA, voting together as a single class, except as otherwise required by applicable law. In the event dividends payable on the Series A Preferred Stock shall be in arrears in an amount equal to six quarterly payments, all holders of the Series A Preferred Stock together with other holders of preferred stock entitled to vote, shall, voting together as a single class be entitled to elect one director to the Company's Board of Directors.

               In the event that any person or group (an "Acquiring Person") becomes the beneficial owner of at least 15% of the Company's Voting Stock, then each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to elect to receive, without payment of the Purchase Price, a number of shares of the Company's Common Stock having a market value equal to the Purchase Price. The term "Acquiring Person" does not include (i) the Company, any of its subsidiaries or any employee benefit plan of the Company, except for any such employee benefit plan acting in concert with a third party (other than another employee benefit plan of the Company) or (ii) any person or group which becomes the beneficial owner of at least 15% of the Voting Stock pursuant to a "Permitted Offer" (as defined below).

               "Permitted Offer" means a tender or exchange offer by a Person for all outstanding shares of Voting Stock, which is made at a price and on such other terms determined by at least a majority of the Continuing Directors (as defined below) to be in the best interests of the Company and its stockholders.

                In the event that, after any person has become an Acquiring Person, (i) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Voting Stock is exchanged for other securities or assets or (ii) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of Common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of two times the Purchase Price.

               At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of at least 50% of the Voting Stock), a majority of the Company's Continuing Directors may exchange all or part of the Rights (other than the Rights beneficially owned by the Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

               "Continuing Director" means (i) any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such or (ii) any person subsequently elected to the Board if he is recommended or approved by a majority of the Continuing Directors or, in the case of a successor to a director elected by holders of a series of Employee Preferred Stock, if such person is elected pursuant to the applicable terms of such Employee Preferred Stock. Continuing Directors do not include an Acquiring Person, an affiliate or associate of an Acquiring Person or any representative or nominee of the foregoing.

               The Company may redeem the Rights, in whole but not in part, at a price of $.01 per Right at any time prior to the close of business on the tenth day after public announcement that any person has become an Acquiring Person (subject to extension by a majority of the Continuing Directors).

               After the Distribution Date, the Rights Agreement may be amended in any respect that does not adversely affect the Rights holders (other than any Acquiring Person and certain affiliated persons). In addition, after any person has become an Acquiring Person, the Rights Agreement may be amended only with the approval of a majority of the Continuing Directors.

Description of Employee Preferred Stock

               Pursuant to the '95 Reorganization, the Company issued an aggregate of 6,425,118 shares of Employee Preferred Stock to employee stock trusts for the benefit of certain domestic employees of the Company then represented by ALPA, IFFA and IAM pursuant to the terms of the '94 Labor Agreements (collectively, the "Employee Stock Trusts"). The Employee Preferred Stock was issued in three series designated ALPA Preferred Stock, IAM Preferred Stock and IFFA Preferred Stock. Except for an exclusive right to elect a certain number of directors to the Board of Directors and the liquidation preference described below under "--Liquidation Preference and Other Rights," the Employee Preferred Stock is the functional equivalent of Common Stock. The Employee Preferred Stock is junior to the 1997 Preferred Stock and the 8% Preferred Stock, as to the payment of dividends and the distribution of assets upon Liquidation.

               Dividends

               Subject to the issuance by the Company of preferred stock with senior rights (including the 1997 Preferred Stock and the 8% Preferred Stock), the holders of the Employee Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends payable in cash, stock or otherwise. No dividends may be paid on the Common Stock unless an equivalent dividend is paid on the Employee Preferred Stock, and no dividends may be paid on the Employee Preferred Stock unless an equivalent dividend is paid on the Common Stock. It is not presently anticipated that dividends will be paid on the Employee Preferred Stock in the foreseeable future.

               Liquidation Preference and Other Rights

               Subject to the issuance by the Company of preferred stock with senior rights (including the 1997 Preferred Stock and the 8% Preferred Stock), upon any liquidation of the Company, holders of the Employee Preferred. Stock will be entitled to a liquidation preference equal to $.01 per share from TWA's net assets before any amounts are paid to, or on account of, the holders of Common Stock, and thereafter the remaining net assets of the Company will be distributed pro rata to the holders of the Employee Preferred Stock, the Common Stock and other equity securities of the Company which rank on a parity with such stock and with respect to such rights, all in accordance with their respective rights and interests. The Employee Preferred Stock does not have redemption rights.

               Automatic Conversion

               Each share of Employee Preferred Stock will automatically convert into one share of Common Stock upon the withdrawal of such share of Employee Preferred Stock from the Employee Stock Trust in which such share is held.

               Voting

               So long as any shares of ALPA Preferred Stock are outstanding, the holders of the ALPA Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the ALPA Director (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board one director (the "ALPA Director"), which director shall be a Class II director.

               So long as any shares of IFFA Preferred Stock are outstanding, the holders of the IFFA Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the IFFA Director (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board one director (the "IFFA Director"), which director shall be a Class II director.

               So long as any shares of IAM Preferred Stock are outstanding, the holders of the IAM Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the IAM Directors (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board two directors (the "IAM Directors"), one of which directors shall be a Class II director and one of which shall be a Class III director.

               Amendment

               The Certificate of Designations, Preferences and Rights relating to each series of Employee Preferred Stock may be amended only upon the unanimous approval of the holders of the outstanding shares of such series of Employee Preferred Stock.

Description of the 8% Preferred Stock

               The 8% Preferred Stock ranks on a parity with the 1997 Preferred Stock and on a parity with all other Preferred Stock, the terms of which expressly provide that it ranks on a parity with the 8% Preferred Stock with respect to dividends and amounts payable upon Liquidation. The 8% Preferred Stock ranks senior to the Common Stock, the Series A Preferred Stock, if issued, and the Employee Preferred Stock with respect to payment of dividends and amounts payable upon Liquidation.

               Dividends

               The holders of the 8% Preferred Stock are entitled to receive cumulative cash dividends at the rate of 8% per annum (equivalent to $4.00 per share per annum), when, as and if declared by the Board of Directors out of funds legally available therefor. Dividends and liquidated damages, if any, are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors) to the holders of record on the record dates, which shall be not more than 30 days nor less than 10 days preceding the payment dates. Dividends on the 8% Preferred Stock commenced to accrue on March 18, 1996

               If dividends are not paid in full upon the 8% Preferred Stock and any other preferred stock ranking on a parity as to dividends with the 8% Preferred Stock, all dividends declared upon shares of 8% Preferred Stock and such other preferred stock ranking on a parity as to dividends with the 8% Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the 8% Preferred Stock and such other preferred stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the 8% Preferred Stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends or the 8% Preferred Stock have been paid and funds set aside, and all liquidated damages, if any, paid, dividends (other than dividends paid solely in Common Stock or other stock ranking junior as to dividends and liquidation preference) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock of the Company ranking junior to or on a parity with the 8% Preferred Stock as to dividends and liquidation preference. Under such circumstances, such stock may not be redeemed, purchased, or otherwise acquired for any consideration by the Company.

               Conversion Rights

               Each share of 8% Preferred Stock may be converted at any time at the option of the holder, unless previously redeemed or exchanged, into fully paid, nonassessable shares of Common Stock at an initial conversion price of $20.269 per share of Common Stock (equivalent to a conversion rate of approximately 2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustments in certain circumstances. The right to convert 8% Preferred Stock called for redemption will expire at the close of business on the fifth business day prior to the redemption date. Whenever the Company issues shares of Common Stock upon conversion of 8% Preferred Stock, the Company will, subject to certain conditions, issue, together with each share of Common Stock, one Right, entitling the holder to purchase one one-hundredth of a share of Series A Preferred Stock under certain circumstances.

               No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the Closing Price on the last trading day before the conversion date. The conversion price is subject to adjustment upon the occurrence of certain events.

               Optional Redemption by the Company

               The 8% Preferred Stock may not be redeemed prior to March 15, 1999. On or after March 15, 1999, the 8% Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at a redemption price of $52.80 in 1999 and at a redemption price decreasing by $0.40 increments each March 15 thereafter until 2006, from which time the redemption price shall be and remain $50.00, in each case, plus accrued and unpaid dividends thereon to the date fixed for redemption.

               Liquidation Rights

               Upon any Liquidation of the Company, and after provision is made for any preferential amounts to which the holders of any senior preferred stock may be entitled, holders of 8% Preferred Stock will be entitled to receive from the Company's assets available for distribution to all stockholders $50.00 per share plus all accrued and unpaid dividends through the date of distribution or determination whether or not declared, and liquidated damages, if any, before any distribution is made on the Employee Preferred Stock or Common Stock, Series A Preferred Stock (if issued) or any other capital stock ranking junior to the 8% Preferred Stock and will be entitled to such amount on a parity with the 1997 Preferred Stock and every other series of the Company's preferred stock that ranks on a parity with the 8% Preferred Stock in respect of distributions of assets upon Liquidation. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company for these purposes.

               Voting Rights

               Except as indicated below or otherwise required by law, holders of 8% Preferred Stock have no voting rights. If at any time the equivalent of six quarterly dividends payable on the 8% Preferred Stock are accrued and unpaid, the holders of all outstanding shares of 8% Preferred Stock and any stock ranking on a parity as to dividends with the shares of 8% Preferred Stock and having similar voting rights then exercisable, voting separately as a class without regard to series, will be entitled to elect at the next annual or special meeting of the stockholders of the Company, two directors to serve until all dividends accumulated and unpaid have been paid or declared and funds set aside to provide for payment in full. In exercising any such vote, each outstanding share of 8% Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no vote.

               Exchange Provisions

               Provided that all accrued and unpaid dividends and liquidated damages, if any, then owing on the 8% Preferred Stock have been paid, the 8% Preferred Stock is exchangeable in whole, but not in part, at the Company's option for the Company's 2006 Debentures on any dividend payment date, beginning on March 15, 1998, at the rate of $50.00 principal amount thereof for each share of 8% Preferred stock outstanding at the time of exchange. The 2006 Debentures are issuable in denominations of $1,000 and integral multiples thereof. The 2006 Debentures, if issued, will be unsecured, subordinated obligations of the Company and will mature on March 15, 2006. The 2006 Debentures are convertible into fully paid non assessable shares of Common Stock and may be redeemed on and after March 15, 1999 at the option of the Company.

Description of the 1997 Preferred Stock

               The 1997 Preferred Stock ranks on a parity with the 8% Preferred Stock and on a parity with all other Preferred Stock, the terms of which expressly provide that it ranks on a parity with the 1997 Preferred Stock with respect to dividends and amounts payable upon Liquidation. The 1997 Preferred Stock ranks senior to the Common Stock, the Series A Preferred Stock, if issued, and the Employee Preferred Stock with respect to payment of dividends and amounts payable upon Liquidation.

               Dividends

               The holders of the 1997 Preferred Stock are entitled to receive cumulative cash dividends at the rate of 91/4% per annum (equivalent to $4.625 per share per annum), when, as and if declared by the Board of Directors out of funds legally available therefor. Dividends and liquidated damages, if any, are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors) to the holders of record on the record dates, which shall be not more than 30 days nor less than 10 days preceding the payment dates. Dividends on the 1997 Preferred Stock commenced accruing on December 2, 1997.

               If dividends are not paid in full upon the 1997 Preferred Stock and any other preferred stock ranking on a parity as to dividends with the 1997 Preferred Stock, all dividends declared upon shares of 1997 Preferred Stock and such other preferred stock ranking on a parity as to dividends with the 1997 Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the 1997 Preferred Stock and such other preferred stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the 1997 Preferred Stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends or the 1997 Preferred Stock have been paid and funds set aside, and all liquidated damages, if any, paid, dividends (other than dividends paid solely in Common Stock or other stock ranking junior as to dividends and liquidation preference) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock of the Company ranking junior to or on a parity with the 1997 Preferred Stock as to dividends and liquidation preference. Under such circumstances, such stock may not be redeemed, purchased, or otherwise acquired for any consideration by the Company.

               Conversion Rights

               Each share of 1997 Preferred Stock may be converted at any time at the option of the holder, unless previously redeemed or exchanged, into fully paid, nonassessable shares of Common Stock at an initial conversion price of $7.90 per share of Common Stock (equivalent to a conversion rate of approximately 6.329 shares of Common Stock for each share of 1997 Preferred Stock), subject to adjustments in certain circumstances. The right to convert 1997 Preferred Stock called for redemption will expire at the close of business on the second business day prior to the redemption date. Whenever the Company issues shares of Common Stock upon conversion of 1997 Preferred Stock, the Company will, subject to certain conditions, issue, together with each share of Common Stock, one Right, entitling the holder to purchase one one-hundredth of a share of Series A Preferred Stock under certain circumstances.

               No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the Closing Price on the last trading day before the conversion date. The conversion price is subject to adjustment upon the occurrence of certain events.

               Optional Redemption by the Company

               The 1997 Preferred Stock may not be redeemed prior to December 15, 2000. On or after December 15, 2000, the 1997 Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at a redemption price of $53.24 in 2000 and at a redemption price decreasing by approximately $0.46 each December 15 thereafter until 2007, from which time the redemption price shall be and remain $50.00, in each case, plus accrued and unpaid dividends thereon to the date fixed for redemption.

               Liquidation Rights

               Upon any Liquidation of the Company, and after provision is made for any preferential amounts to which the holders of any senior preferred stock may be entitled, holders of 1997 Preferred Stock will be entitled to receive from the Company's assets available for distribution to all stockholders $50.00 per share plus all accrued and unpaid dividends through the date of distribution or determination whether or not declared, and liquidated damages, if any, before any distribution is made on the Employee Preferred Stock or Common Stock, Series A Preferred Stock (if issued) or any other capital stock ranking junior to the 1997 Preferred Stock and will be entitled to such amount on a parity with the 8% Preferred Stock and every other series of the Company's preferred stock that ranks on a parity with the 1997 Preferred Stock in respect of distributions of assets upon Liquidation. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company for these purposes.

               Voting Rights

               Except as indicated below or otherwise required by law, holders of 1997 Preferred Stock have no voting rights. If at any time the equivalent of six quarterly dividends payable on the 1997 Preferred Stock are accrued and unpaid, the holders of all outstanding shares of 1997 Preferred Stock and any stock ranking on a parity as to dividends with the shares of 1997 Preferred Stock and having similar voting rights then exercisable, voting separately as a class without regard to series, will be entitled to elect at the next annual or special meeting of the stockholders of the Company, two directors to serve until all dividends accumulated and unpaid have been paid or declared and funds set aside to provide for payment in full. In exercising any such vote, each outstanding share of 1997 Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no vote.

               Exchange Provisions

               Provided that all accrued and unpaid dividends and liquidated damages, if any, then owing on the 1997 Preferred Stock have been paid, the 1997 Preferred Stock is exchangeable in whole, but not in part, at the Company's option for the 2007 Debentures on any dividend payment date, beginning on December 15, 1999, at the rate of $50.00 principal amount thereof for each share of 1997 Preferred Stock outstanding at the time of exchange. The 2007 Debentures are issuable in denominations of $1,000 and integral multiples thereof. The 2007 Debentures, if issued, will be unsecured, subordinated obligations of the Company and will mature on December 15, 2007. The 2007 Debentures are convertible into fully paid non assessable shares of Common Stock and may be redeemed on and after December 15, 2000 at the option of the Company.


             CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION,
                          THE BY-LAWS AND DELAWARE LAW

               The Certificate of Incorporation and the By-laws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. In addition, pursuant to the '95 Reorganization and in connection with the adoption of the '94 Labor Agreements, the Company adopted certain amendments, both to the Certificate of Incorporation and the By-laws, relating to corporate governance matters. These amendments are designed to enhance the input of the Company's union employees or the directors nominated by them in the governance of the Company and to limit the ability to change the provisions of the Certificate of Incorporation in general and the By-laws in particular without broad support from the Company's voting stockholders. Such provisions will also make it more difficult to enact any change in the By-laws or to take any of the specified actions, if such changes or actions are opposed by a substantial constituency, including the Company's employees who are represented by organized labor. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and the By-laws.

Board of Directors

               The Certificate of Incorporation and the By-laws provide, subject to any rights of holders of the Company's preferred stock to elect additional directors under certain circumstances, that the number of directors constituting the entire Board of Directors will be fifteen. The Certificate of Incorporation also provides that, as of the 1999 annual meeting of stockholders, the term of service for each director will be one year. Subject to any rights of holders of any class or series of the Company's preferred stock, a majority of the remaining directors then in office has the sole authority to fill any vacancies on the Board of Directors; provided, however, that any vacancies arising during the first or second term of a director will be filled by a nominee of the remaining directors who were nominated by the same Original Nominating Entity (as defined below) as the vacating director in accordance with the Certificate of Incorporation. See "Description of Capital Stock--Description of Employee Preferred Stock." Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until the director's successor is elected and qualified. The Certificate of Incorporation provides that directors may be removed only by the affirmative vote of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, the provision of the Certificate of Incorporation relating to the number, election and terms of directors.

               "Original Nominating Entity" means, as applicable, each of the Management of the Company, ALPA, IAM and IFFA. Upon being certified to replace IFFA as the bargaining representative for the Company's flight attendants, the IAM became the nominating entity with respect to the director to be elected by holders of IFFA Preferred Stock.

Stockholder Actions and Special Meetings

               The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibits, subject to the rights of holders of any class or series of the Company's preferred stock to the contrary, stockholder action by written consent in lieu of a meeting. The Certificate of Incorporation and By-laws provide that, subject to the rights of holders of any series of preferred stock, special meetings of stockholders can be called only by (i) the Chairman of the Board of Directors of the Company, (ii) the Corporate Secretary of the Company within ten calendar days after receipt of the written request of a majority of the total number of directors that the Corporation would have if there were no vacancies, and (iii) the Board of Directors after receipt by the Company of a written request executed by the holders of at least 35% of the outstanding Voting Stock of the Company, provided, however, that no separate special meeting will be required to be convened if the Board of Directors calls an annual or special meeting to be held no later than ninety (90) calendar days after receiving the request for a meeting and the purposes of such annual or special meeting of stockholders called by the Board of Directors include the purposes specified in the request. Business permitted to be conducted at a special meeting of stockholders is limited to the business
(x) specified in the notice of meeting given by or at the direction of the chairman of the meeting or a majority of the entire Board of Directors or (y) otherwise properly brought before the meeting by the chairman of the meeting or at the direction of a majority of the entire Board of Directors. Moreover, the chairman of the annual or special meeting of the stockholders will determine whether any business sought to be brought before the meeting is properly brought.

               Pursuant to the Certificate of Incorporation, the By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to business to be brought before an annual meeting of stockholders of the Company.

Amendment of the Certificate of Incorporation and By-laws

               The Certificate of Incorporation contains provisions requiring the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, to amend certain provisions of the Certificate of Incorporation, primarily those related to anti-takeover provisions. In addition, the Certificate of Incorporation requires the affirmative vote of at least three-fourths of its issued and outstanding Voting Stock, voting as a single class and not as separate classes, to amend the By-laws by stockholder action. "Voting Stock" means the outstanding shares of all classes and series of capital stock of the Company entitled to vote generally in the election of directors of the Company and does not include any class or series of preferred stock of the Company unless the certificate of designations, preferences and rights for such class or series specifically states that such class or series shall be deemed "Voting Stock" for purposes of the Certificate of Incorporation. Employee Preferred Stock has been deemed Voting Stock and the 1997 Preferred Stock and the 8% Preferred Stock are not Voting Stock. See "Description of Capital Stock."

Blocking Coalition

               Pursuant to the '94 Labor Agreements and in connection with the '95 Reorganization, the Company amended the By-laws to provide that certain actions (as set forth in the next paragraph) may not be approved by the Board of Directors if votes are cast against such actions by directors sufficient to constitute a "Blocking Coalition." A Blocking Coalition is defined as the negative votes of (i) a total of the four directors elected by the holders of the Employee Preferred Stock plus (ii) the negative votes of any two of the Company's other directors.

               Actions subject to disapproval by the Blocking Coalition include: (a) any sale, transfer or disposition, in a single or series of transactions, of at least 20% of the Company's assets, except for transactions in the ordinary course of business including aircraft transactions as part of a fleet management plan; (b) any merger of the Company into or with, or consolidation of the Company with any other entity; (c) any business combination within the meaning of Section 203 of the DGCL; (d) any dissolution or liquidation of the Company; (e) any filing of a petition for bankruptcy, reorganization or receivership under any state or federal bankruptcy, reorganization or insolvency law; (f) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities and mandatory redemptions of any redeemable preferred stock of the Company;
(g) any acquisition of assets, not related to the Company's current business as an air carrier, in a single transaction or a series of related transactions exceeding $50.0 million adjusted annually by the consumer price index; or (h) any sale of the Company's capital stock or securities convertible into capital stock of the Company to any person if (i) at the time of issuance or (ii) assuming conversion of all outstanding securities of the Company convertible into capital stock, such person or entity would beneficially own at least 20% of the capital stock of the Company.

Super Majority Voting Provisions

               At all times before September 1, 2000, the Company must obtain the approval of at least two-thirds of the issued and outstanding Voting Stock of the Company, voting as a single class and not as separate classes, for the holders of such Voting Stock to approve certain actions, unless such matters have been approved by a vote of at least 80% of the Board of Directors then in office. Actions requiring such approval are the following: (i) any merger of the Company into or with, or consolidation of the Company with, any other entity; (ii) any business combination within the meaning of Section 203 of the DGCL; (iii) any dissolution or liquidation of the Company; or (iv) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities, and mandatory redemptions of any redeemable preferred stock of the Company.

Preferred Stock

               The Company believes that the ability of the Board of Directors to issue one or more series of preferred stock of the Company provides TWA with increased flexibility in structuring possible future financings and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by TWA's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which TWA securities may be listed. If the approval of TWA's stockholders is not required for the issuance of shares of preferred stock or Common Stock, the Board of Directors does not intend to seek stockholder approval. Although the Board of Directors has no intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of TWA and its stockholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Rights to Purchase Stock

               The Rights are intended to protect TWA's stockholders from certain non-negotiated takeover attempts which present the risk of a change of control on terms which may be less favorable to TWA's stockholders than would be available in a transaction negotiated with and approved by the Board of Directors of the Company. Although there can be no certainty as to the results of any particular negotiation, the Board of Directors believes that the interests of the stockholders are best served if any acquisition of TWA or a substantial percentage of the Common Stock results from arms-length negotiations and reflects the Board's or stockholders' careful consideration of the proposed terms of a transaction. In particular, the Rights are intended to help (a) reduce the risk of coercive, two-tiered, front-end loaded or partial offers which may not offer fair value to all stockholders, (b) mitigate against market accumulators who through open market or private purchases may achieve a position of substantial influence or control without paying to selling or remaining stockholders a fair control premium, and (c) deter market accumulators who are simply interested in putting a Company "in play." See "Description of Capital Stock--Rights Plan."

Anti-Takeover Statute

               Section 203 of the DGCL is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Certificate of Incorporation and the By-laws do not exclude TWA from the restrictions imposed under Section 203 of the DGCL, but do provide that a business combination within the meaning of Section 203 of the DGCL (i) may be approved without the approval of at least 662/3% of the Voting Stock if the business combination is approved by at least 80% of the directors then in office and (ii) may not be approved if votes are cast against the action by the Blocking Coalition. It is anticipated that the provisions of Section 203 of the DGCL and the provisions of the Certificate of Incorporation may encourage companies interested in acquiring TWA to negotiate in advance with the Board of Directors of TWA since the stockholder approval requirement would be avoided if 80% of the directors then in office approve either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

               PROSPECTIVE PURCHASERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF THE COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AND THE CONSEQUENCES UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.


                              PLAN OF DISTRIBUTION

               The Company will not receive any of the proceeds from the sale of the Common Stock pursuant to this Prospectus, all of which will be sold by Selling Holders. Such securities as are offered hereby may be sold from time to time to purchasers directly by the Selling Holders; alternatively, the Selling Holders may from time to time offer such securities to and through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers and agents that participate in the distribution of such securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities by them and any discount commissions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

               The Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of such securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market,
(iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or (iv) through the writing of options. At the time a particular offering of such securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

               To comply with the securities laws of certain jurisdictions, if applicable, the Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, such securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

               Pursuant to the Registration Rights Agreement, all expenses of the registration of the Common Stock will be paid by the Company, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Company will indemnify the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                                  LEGAL MATTERS

               The validity of the Common Stock offered hereby was passed upon for the Company by Davis Polk & Wardwell, New York, New York.


                                     EXPERTS

               The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the periods in the three year periods ended December 31, 1997 included or incorporated by reference in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report appearing herein and are included in reliance upon the report of such firm given and upon their authority as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to the application of fresh start reporting in connection with the '95 Reorganization.



=================================================================    ===========================================
    No dealer, salesperson or other person has been
authorized to give any information or to make any                                    TRANS WORLD
representations other than those contained in this                                  AIRLINES, INC.
Prospectus, and if given or made, such information
or representations must not be relied upon.  This
Prospectus does not constitute an offer to sell or a
solicitation by anyone in any jurisdiction in which
such offer or solicitation is not authorized, or in
which the person making such offer or solicitation
is not qualified to do so, or to any person to whom                        3,350,000 Shares (par value $0.01
it is unlawful to make such offer or solicitation.                            per share) of Common Stock
Neither the delivery of this Prospectus nor any sale
made hereunder shall, under any circumstances,
create any implication that the information
contained herein is correct as of any time
subsequent to the date hereof or that there has been
no change in the affairs of the Company since the
date hereof.                                                                          ----------
                                                                                      PROSPECTUS
                           ----------                                                 ----------
                       TABLE OF CONTENTS

                                                            Page

Available Information..........................................4
Incorporation of Certain Documents by
      Reference................................................5
Prospectus Summary.............................................6
Risk Factors..................................................11
Use of Proceeds...............................................19
Selected Consolidated Financial Data..........................20
Selling Holders...............................................22
Description of Equity Notes...................................22
Description of Capital Stock..................................24
Certain Provisions of the Certificate of
      Incorporation, the By-laws and Delaware
      Law.....................................................31
Certain Federal Income Tax Considerations.....................34                     July 6, 1998
Plan of Distribution..........................................35
Legal Matters.................................................35
Experts.......................................................35
=================================================================    ===========================================


                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  Other Expenses of Issuance and Distribution
          SEC registration fee............................     $  10,317
          Accounting fees.................................        15,000*
          Legal fees......................................        50,000*
          Miscellaneous...................................        50,000*
   TOTAL...................................................    $ 124,462*

----------
*  Estimated

ITEM 15. Indemnification of Directors and Officers

               Under the Delaware General Corporation Law (the "DGCL"), directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of TWA and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to TWA.

               The eleventh article of TWA's Third Amended and Restated Certificate of Incorporation ("Article Eleventh") provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Company may adopt By-Laws or enter into agreements with any such person for the purpose of providing for such indemnification.

               To the extent that a director or officer of the Company has been successful on the merits or otherwise (including without limitation settlement by nolo contendere) in defense of any action, suit or proceeding referred to in the immediately preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

               Expenses incurred by an officer, director, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company against such expenses as authorized by Article Eleventh and the Company may adopt By-Laws or enter into agreements with such persons for the purpose of providing for such advances.

               The indemnification permitted by Article Eleventh shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

               The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article Eleventh or otherwise.

               If the DGCL is amended to further expand the indemnification permitted to directors, officers, employees or agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

               The obligations of the Company to indemnify any person serving as one of its directors, officers or employees as of or following the Company's '93 Reorganization, by reason of such person's past or future service in such a capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in Article Eleventh or in similar constituent documents or by statutory law or written agreement of or with the Company, shall be deemed and treated as executory contracts assumed by the Company pursuant to the Company's '93 Reorganization. Accordingly, such indemnification obligations survive and were unaffected by the entry of the order confirming the Company's '93 Reorganization. The obligations of the Company to indemnify any person who, as of the '93 Reorganization, was no longer serving as one of its directors, officers or employees, which indemnity obligation arose by reason of such person's prior service in any such capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the certificate of incorporation, by-laws or other constituent documents or by statutory law or written agreement of or with TWA were terminated and discharged pursuant to Section 502(e) of the United States Bankruptcy Code or otherwise, as of the date the '93 Reorganization was confirmed. Nothing contained in the Second Amended and Restated Certificate of Incorporation of the Company shall be deemed to reinstate any obligation of the Corporation to indemnify any person or entity, which was otherwise released under or in connection with the Comprehensive Settlement Agreement entered into pursuant to the '93 Reorganization.

ITEM 16. Exhibits

             (a) Exhibits

*2.1  --Joint Plan of Reorganization, dated May 12, 1995 (Appendix B to the
         Registrant's Registration Statement on Form S-4, Registration Number 33-84944, as amended)

*2.2  --Modifications to Joint Plan of Reorganization, dated July 14, 1995 and
         Supplemental Modifications to Joint Plan of Reorganization dated August 2, 1995 (Exhibit 2.5 to 6/95 10-Q)

*2.3  --Findings of Fact, Conclusions of Law and Order Confirming Modified
         Joint Plan of Reorganization, dated August 4, 1995, with Exhibits A-B attached (Exhibit 2.6 to 6/95 10-Q)

*2.4  --Final Decree, dated December 28, 1995, related to the '95
         Reorganization (Exhibit 2.7 to 12/31/95 Form 10-K)

*4.1  --Voting Trust Agreement, dated November 3, 1993, between TWA and
         LaSalle National Trust, N.A. as trustee (Exhibit 4.3 to 9/93 10-Q)

*4.2  --IAM Trans World Employees' Stock Ownership Plan and related Trust
         Agreement, dated August 31, 1993, between TWA, the IAM Plan Trustee Committee and the IAM Trustee (Exhibit to 9/93 10-Q)

*4.3  --IFFA Trans World Employees' Stock Ownership Plan and related Trust
         Agreement, dated August 31, 1993, between TWA, the IFFA Plan Trustee Committee and the IFFA Trustee (Exhibit 4.5 to 9/93 10-Q)

*4.4  --Trans World Airlines, Inc. Employee Stock Ownership Plan, dated August
         31, 1993, First Amendment thereto, dated October 31, 1993, and related Trust Agreement, dated August 31, 1993, between TWA and the ESOP Trustee (Exhibit 4.6 to 9/93 10-Q)

*4.5  --ALPA Stock Trust, dated August 31, 1993, between TWA and the ALPA
         Trustee (Exhibit 4.7 to 9/93 10-Q)

*4.6  --Stockholders Agreement, dated November 3, 1993, among TWA, LaSalle
         National Trust, N.A., as Voting Trustee and the ALPA Trustee, IAM Trustee, IFFA Trustee and Other Employee Trustee (each as defined therein), as amended by the Addendum to Stockholders dated November 3, 1993 (Exhibit 4.8 to 9/93 10-Q)

*4.7 --Registration Rights Agreement, dated November 3, 1993, between TWA and the Initial Significant Holders (Exhibit 4.9 to 9/93 10-Q)

*4.8  --Indenture between TWA and Harris Trust and Savings Bank, dated
         November 3, 1993 relating to TWA's 8% Senior Secured Notes Due 2000 (Exhibit 4.11 to 9/93 10-Q)

*4.9  --Indenture between TWA and American National Bank and Trust Company of
         Chicago, N.A., dated November 3, 1993 relating to TWA's 8% Secured Notes Due 2001 (Exhibit 4.12 to 9/93 10-Q)

*4.10 --The TWA Air Line Pilots 1995 Employee Stock Ownership Plan, effective as of January 1, 1995 (Exhibit 4.12 to 9/95 10-Q)

*4.11  --TWA Air Line Pilots Supplemental Stock Plan, effective September 1,
         1994 (Exhibit 4.13 to 9/95 10-Q)

*4.12  --TWA Air Line Pilots Supplemental Stock Plan Trust, effective August
         23, 1995 (Exhibit 4.14 to 9/95 10-Q)

*4.13 --TWA Air Line Pilots Supplemental Stock Plan Custodial Agreement, effective August 23, 1995 (Exhibit 4.15 to 9/95 10-Q)

*4.14  --Form of Indenture relating to TWA's 8% Convertible Subordinated
         Debentures Due 2006 (Exhibit 4.16 to Registrant's Registration Statement on Form S-3, No. 333-04977)

*4.15 --Indenture dated as of March 31, 1997 between TWA and First Security
         Bank, National Association relating to TWA's 12% Senior Secured Notes due 2002 (Exhibit 4.15 to Registrant's Registration Statement on Form S-4, No. 333-26645)

*4.16 --Form of 12% Senior Secured Note due 2002 (contained in Indenture filed as Exhibit 4.15 to 12/31/97 Form 10-K)

*4.17  --Registration Rights Agreement dated as of March 31, 1997 between the
         Company and the Initial Purchaser relating to the 12% Senior Secured Notes due 2002 and the warrants to purchase 126.26 shares of TWA Common Stock (Exhibit 4.17 to Registrant's Registration Statement on Form S-4, No. 333-26645)

*4.18 --Warrant Agreement dated as of March 31, 1997 between the Company and
         American Stock Transfer & Trust Company, as Warrant Agent, relating to warrants to purchase 126.26 shares of TWA Common Stock (Exhibit
         4.18 to Registrant's Registration Statement on Form S-4, No.
         333-26645)

*4.19 --Form of Indenture relating to TWA's 9 1/4% Convertible Subordinated
         Debentures due 2007 (Exhibit 4.19 to Registrant's Registration Statement on Form S-3, No. 33-44689)

*4.20 --Registration Rights Agreement dated as of December 2, 1997 between the Company and the Initial Purchasers (Exhibit 4.20 to Registrant's Registration Statement on Form S-3, No. 33-44689)

*4.21  --Indenture dated as of December 9, 1997 by and between TWA and First
         Security Bank, National Association, as Trustee, relating to TWA's 11 1/2% Senior Secured Notes due 2004 (Exhibit 4.21 to Registrant's Registration Statement on Form S-3, No. 33-44661)

*4.22 --Form of 11 1/2% Senior Secured Note due 2004 (contained in Indenture filed as Exhibit 4.21 to 12/31/97 Form 10-K)

*4.23  --Registration Rights Agreement dated as of December 9, 1997 among the
         Company and Lazard Freres & Co. LLC and PaineWebber Incorporated, as initial purchasers, relating to TWA's 11 1/2% Senior Secured Notes due 2004 (Exhibit 4.23 to Registrant's Registration Statement on Form S-3, No. 33-44661)

*4.24 --Sale and Service Agreement dated as of December 30, 1997 between TWA and Constellation Finance LLC, as purchaser, relating to TWA's receivables (Exhibit 4.24 to Registrant's Registration Statement on Form S-3, No. 33-44661)

*4.25 --Registration Rights Agreement dated as of March 3, 1998 between the
        Company and the Initial Purchaser Exhibit 4.25 to Registrant's Registration Statement on Form S-4, No. 333-51581)

*4.26 --Indenture dated as of March 3, 1998 by and between TWA and First
        Security Bank, National Association, as Trustee, relating to TWA's 11 3/8% Senior Notes due 2006 (Exhibit 4.26 to Registrant's
        Registration Statement on Form S-4, No. 333-51581)

*4.27 --Aircraft Sale and Note Purchase Agreement dated as of April 9, 1998 among TWA, First Security Bank, National Association, as Owner Trustee and Seven Sixty Seven Leasing, Inc. (Exhibit 4.27 to Registrant's Registration Statement on Form S-4, No. 333-51581)

*4.28 --Indenture dated as of April 21, 1998 by and between TWA and First
        Security Bank, National Association, as Trustee, relating to TWA's 11 3/8% Senior Secured Notes due 2003 (Exhibit 4.28 to Registrant's Registration Statement on Form S-4, No. 333-51581)

*4.29 --Form of 11 3/8% Senior Secured Notes due 2003 (contained as Exhibit 1 to Rule 144A/Regulation S Appendix to Indenture in Exhibit 4.28)

*4.30 --Form of Mandatory Conversion Equity Note due 1999 (contained as
        Exhibit A to Indenture in Exhibit 4.28)

 4.31 --Registration Rights Agreement dated as of April 21, 1998 between the Company, Lazard Freres & Co. LLC and First Security Bank, National Association relating to the 11 3/8% Senior Secured Notes Due 2003(1)

 4.32 --Registration Rights Agreement dated as of April 21, 1998 between the Company, Lazard Freres & Co. LLC and First Security Bank, National Association relating to the Mandatory Conversion Equity Notes
        Due 1999(1)

 5    --Opinion of Davis Polk & Wardwell, Counsel of the Registrant, regarding the validity of the securities being registered(1)

*12   --Statement of Computation of Ratio of Earnings to Fixed Charges
        (Exhibit 12 to Registrant's Registration Statement on Form S-4, Registration Number 333-56997, filed on June 16, 1998)

 23.1 --Consent of KPMG Peat Marwick LLP(1)

 23.2 --Consent of Davis Polk & Wardwell, counsel of the Registrant (included in Exhibit 5)

 24   --Powers of Attorney(1)

*27   --Financial Data Schedule (included in 12/31/97 Form 10-K)
----------
*  Incorporated by reference

(1) Previously filed with this Registration Statement on June 16, 1998.

Item 17. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:


provided, however, that paragraphs (a)(1)(i) and (a)(2)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
             (d) The undersigned registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

             (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

             (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Louis, State of Missouri, July 6, 1998.

                                               TRANS WORLD AIRLINES, INC.
July 6, 1998


                                               By /s/ Michael J. Palumbo
                                                  ---------------------------
                                                  Michael J. Palumbo,
                                                  Senior Vice President
                                                  and Chief Financial
                                                  Officer

               Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

               Signatures                                  Title                        Date

          /s/ Gerald L. Gitner            Director, Chairman of the Board and       July 6, 1998
--------------------------------------    Chief Executive Officer (Principal
            Gerald L. Gitner              Executive Officer)


         /s/ Michael J. Palumbo           Senior Vice President and Chief           July 6, 1998
--------------------------------------    Financial Officer (Principal Financial
           Michael J. Palumbo             Officer and Principal Accounting
                                          Officer)

                    *                     Director                                  July 6, 1998
--------------------------------------
             John W. Bachmann

                    *                     Director                                  July 6, 1998
--------------------------------------
           William F. Compton

                    *                     Director                                  July 6, 1998
--------------------------------------
            Eugene P. Conese

                    *                     Director                                  July 6, 1998
--------------------------------------
            Sherry L. Cooper

                    *                     Director                                  July 6, 1998
--------------------------------------
             Edgar M. House

                    *                     Director                                  July 6, 1998
--------------------------------------
           Thomas H. Jacobsen

                    *                     Director                                  July 6, 1998
--------------------------------------
              Myron Kaplan

                                          Director
--------------------------------------
            David M. Kennedy

                    *                     Director                                  July 6, 1998
--------------------------------------
            Merrill A. McPeak

                    *                     Director                                  July 6, 1998
--------------------------------------
            Thomas F. Meagher


                    *                     Director                                  July 6, 1998
--------------------------------------
             Brent S. Miller

                    *                     Director                                  July 6, 1998
--------------------------------------
           William O'Driscoll

                    *                     Director                                  July 6, 1998
--------------------------------------
          G. Joseph Reddington

                    *                     Director                                  July 6, 1998
--------------------------------------
           Blanche M. Touhill


        *By:/s/ Kathleen A. Soled                                                   July 6, 1998
--------------------------------------
           Kathleen A. Soled,
           as Attorney-in-fact


                                 EXHIBIT INDEX

*2.1  --Joint Plan of Reorganization, dated May 12, 1995 (Appendix B to the
        Registrant's Registration Statement on Form S-4, Registration Number 33-84944, as amended)

*2.2  --Modifications to Joint Plan of Reorganization, dated July 14, 1995 and
        Supplemental Modifications to Joint Plan of Reorganization dated August 2, 1995 (Exhibit 2.5 to 6/95 10-Q)

*2.3  --Findings of Fact, Conclusions of Law and Order Confirming Modified
        Joint Plan of Reorganization, dated August 4, 1995, with Exhibits A-B attached (Exhibit 2.6 to 6/95 10-Q)

*2.4  --Final Decree, dated December 28, 1995, related to the '95
        Reorganization (Exhibit 2.7 to 12/31/95 Form 10-K)

*3(i) --Third Amended and Restated Certificate of Incorporation of the
        Registrant (Exhibit 3(i) to the Registrant's Registration Statement on Form S-4, Registration Number 333-26645)

*3(ii)--Amended and Restated By-Laws of Trans World Airlines, Inc., effective May 24, 1996 (Exhibit 3(ii) to 6/96 10-Q)

*4.1  --Voting Trust Agreement, dated November 3, 1993, between TWA and
        LaSalle National Trust, N.A. as trustee (Exhibit 4.3 to 9/93 10-Q)

*4.2  --IAM Trans World Employees' Stock Ownership Plan and related Trust
        Agreement, dated August 31, 1993, between TWA, the IAM Plan Trustee Committee and the IAM Trustee (Exhibit to 9/93 10-Q)

*4.3  --IFFA Trans World Employees' Stock Ownership Plan and related Trust
        Agreement, dated August 31, 1993, between TWA, the IFFA Plan Trustee Committee and the IFFA Trustee (Exhibit 4.5 to 9/93 10-Q)

*4.4  --Trans World Airlines, Inc. Employee Stock Ownership Plan, dated August
        31, 1993, First Amendment thereto, dated October 31, 1993, and related Trust Agreement, dated August 31, 1993, between TWA and the ESOP Trustee (Exhibit 4.6 to 9/93 10-Q)

*4.5  --ALPA Stock Trust, dated August 31, 1993, between TWA and the ALPA
        Trustee (Exhibit 4.7 to 9/93 10-Q)

*4.6  --Stockholders Agreement, dated November 3, 1993, among TWA, LaSalle
        National Trust, N.A., as Voting Trustee and the ALPA Trustee, IAM Trustee, IFFA Trustee and Other Employee Trustee (each as defined therein), as amended by the Addendum to Stockholders dated November 3, 1993 (Exhibit 4.8 to 9/93 10-Q)

*4.7 --Registration Rights Agreement, dated November 3, 1993, between TWA and the Initial Significant Holders (Exhibit 4.9 to 9/93 10-Q)

*4.8  --Indenture between TWA and Harris Trust and Savings Bank, dated
        November 3, 1993 relating to TWA's 8% Senior Secured Notes Due 2000 (Exhibit 4.11 to 9/93 10-Q)

*4.9  --Indenture between TWA and American National Bank and Trust Company of
        Chicago, N.A., dated November 3, 1993 relating to TWA's 8% Secured Notes Due 2001 (Exhibit 4.12 to 9/93 10-Q)

*4.10 --The TWA Air Line Pilots 1995 Employee Stock Ownership Plan, effective as of January 1, 1995 (Exhibit 4.12 to 9/95 10-Q)

*4.11 --TWA Air Line Pilots Supplemental Stock Plan, effective September 1,
        1994 (Exhibit 4.13 to 9/95 10-Q)

*4.12 --TWA Air Line Pilots Supplemental Stock Plan Trust, effective August
        23, 1995 (Exhibit 4.14 to 9/95 10-Q)

*4.13 --TWA Air Line Pilots Supplemental Stock Plan Custodial Agreement, effective August 23, 1995 (Exhibit 4.15 to 9/95 10-Q)

*4.14 --Form of Indenture relating to TWA's 8% Convertible Subordinated
        Debentures Due 2006 (Exhibit 4.16 to Registrant's Registration Statement on Form S-3, No. 333-04977)

*4.15 --Indenture dated as of March 31, 1997 between TWA and First Security
        Bank, National Association relating to TWA's 12% Senior Secured Notes due 2002 (Exhibit 4.15 to Registrant's Registration Statement on Form S-4, No. 333-26645)

*4.16 --Form of 12% Senior Secured Note due 2002 (contained in Indenture filed as Exhibit 4.15 to 12/31/97 Form 10-K)

*4.17 --Registration Rights Agreement dated as of March 31, 1997 between the
        Company and the Initial Purchaser relating to the 12% Senior Secured Notes due 2002 and the warrants to purchase 126.26 shares of TWA Common Stock (Exhibit 4.17 to Registrant's Registration Statement on Form S-4, No. 333-26645)

*4.18 --Warrant Agreement dated as of March 31, 1997 between the Company and
        American Stock Transfer & Trust Company, as Warrant Agent, relating to warrants to purchase 126.26 shares of TWA Common Stock (Exhibit
        4.18 to Registrant's Registration Statement on Form S-4, No.
        333-26645)

*4.19 --Form of Indenture relating to TWA's 9 1/4% Convertible Subordinated
        Debentures due 2007 (Exhibit 4.19 to Registrant's Registration Statement on Form S-3, No. 33-44689)

*4.20 --Registration Rights Agreement dated as of December 2, 1997 between the
        Company and the Initial Purchasers (Exhibit 4.20 to Registrant's Registration Statement on Form S-3, No. 33-44689)

*4.21 --Indenture dated as of December 9, 1997 by and between TWA and First
        Security Bank, National Association, as Trustee, relating to TWA's 11 1/2% Senior Secured Notes due 2004 (Exhibit 4.21 to Registrant's Registration Statement on Form S-3, No. 33-44661)

*4.22 --Form of 11 1/2% Senior Secured Note due 2004 (contained in Indenture filed as Exhibit 4.21 to 12/31/97 Form 10-K)

*4.23 --Registration Rights Agreement dated as of December 9, 1997 among the
        Company and Lazard Freres & Co. LLC and PaineWebber Incorporated, as initial purchasers, relating to TWA's 11 1/2% Senior Secured Notes due 2004 (Exhibit 4.23 to Registrant's Registration Statement on Form S-3, No. 33-44661)

*4.24 --Sale and Service Agreement dated as of December 30, 1997 between TWA and Constellation Finance LLC, as purchaser, relating to TWA's receivables (Exhibit 4.24 to Registrant's Registration Statement on Form S-3, No. 33-44661)

*4.25 --Registration Rights Agreement dated as of March 3, 1998 between the
        Company and the Initial Purchaser (Exhibit 4.25 to Registrant's Registration Statement on Form S-4, No. 333-51581)

*4.26 --Indenture dated as of March 3, 1998 by and between TWA and First
        Security Bank, National Association, as Trustee, relating to TWA's 11 3/8% Senior Notes due 2006 (Exhibit 4.26 to Registrant's Registration Statement on Form S-4, No. 333-51581)

*4.27 --Aircraft Sale and Note Purchase Agreement dated as of April 9, 1998 among TWA, First Security Bank, National Association, as Owner Trustee and Seven Sixty Seven Leasing, Inc. (Exhibit 4.27 to Registrant's Registration Statement on Form S-4, No. 333-51581)

*4.28 --Indenture dated as of April 21, 1998 by and between TWA and First
        Security Bank, National Association, as Trustee, relating to TWA's 11 3/8% Senior Secured Notes due 2003 (Exhibit 4.28 to Registrant's Registration Statement on Form S-4, No. 333-51581)

*4.29 --Form of 11 3/8% Senior Secured Notes due 2003 (contained as Exhibit 1 to
        Rule 144A/Regulation S Appendix to Indenture in Exhibit 4.28)

*4.30 --Form of Mandatory Conversion Equity Note due 1999 (contained as
        Exhibit A to Indenture in Exhibit 4.28)

 4.31 --Registration Rights Agreement dated as of April 21, 1998 between the Company, Lazard Freres & Co. LLC and First Security Bank, National Association relating to the 11 3/8% Senior Secured Notes Due 2003(1)

  4.32 --Registration Rights Agreement dated as of April 21, 1998 between the Company Lazard Freres & Co. LLC and First Security Bank, National Association relating to the Mandatory Conversion Equity Notes Due 1999(1)

  5   --Opinion of Davis Polk & Wardwell, Counsel of the Registrant, regarding the validity of the securities being registered(1)

*12   --Statement of Computation of Ratio of Earnings to Fixed Charges
        (Exhibit 12 to Registrant's Registration Statement, Registration Number 333-____________, filed on June 16, 1998)

23.1  --Consent of KPMG Peat Marwick LLP(1)

23.2 --Consent of Davis Polk & Wardwell, counsel of the Registrant (included in Exhibit 5)

 24   --Powers of Attorney(1)

*27   --Financial Data Schedule (included in 12/31/97 Form 10-K)
----------
*  Incorporated by reference

(1) Previously filed with this Registration Statement on June 16, 1998.